Exhibit 99.3

Isolagen, Inc.

(A Development Stage Company)

Index to Consolidated Financial Statements

PAGE
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-4
Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004 and Inception to December 31, 2006	F-5
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Loss From Inception to December 31, 2006	F-6-13
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004 and Inception to December 31, 2006	F-14
Notes to Consolidated Financial Statements	F-15-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Isolagen, Inc. (a development stage company)

Exton, Pennsylvania

We have audited the accompanying consolidated balance sheets of Isolagen, Inc. (in the development stage) as of December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the period ended December 31, 2006 and the related statements of operations and cash flows for the period from inception (December 28, 1995) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We did not audit the consolidated financial statements of Isolagen, Inc. for the period from inception (December 28, 1995) to December 31, 2003.  Such statements are included in the cumulative inception to December 31, 2006 totals of the consolidation statements of operations and cash flows and reflect a net loss of 18% and total revenues of 78% of the related cumulative totals.  Thos consolidated statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception (December 28, 1995) to December 31, 2003 included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Isolagen, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 and for the period from inception (December 28, 1995) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Isolagen, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2007 expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Houston, Texas

March 16, 2007, except for Note 4, which is as of May 31, 2007

REPORT OF INDEPENDENT REGISTERED ACCOUNTANTS

To the Board of Directors and Shareholders of Isolagen, Inc.

        We have audited the consolidated balance sheets of Isolagen, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003 and the cumulative amounts during the development stage (Inception December 28, 1995 to December 31, 2003). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Isolagen, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 and the cumulative amounts for the period from Inception to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, TX
February 17, 2004

Isolagen, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$31,783,545	$41,554,203
Restricted cash	1,483,197	2,459,456
Available-for-sale investments	—	23,000,000
Accounts receivable	81,502	—
Inventory	181,865	84,960
Other receivables	357	59,557
Prepaid expenses	860,244	791,753
Current assets of discontinued operations, net	739,009	1,313,011
Total current assets	35,129,719	69,262,940
Property and equipment, net of accumulated depreciation and amortization of $1,816,125 and $806,788, respectively	4,331,605	4,602,417
Intangibles, net of amortization of $381,795 and $0, respectively	4,936,505	540,000
Other assets, net of amortization of $1,623,352 and $874,112, respectively	2,204,685	2,938,566
Assets of discontinued operations held for sale	10,503,234	12,674,754
Other long-term assets of discontinued operations	181,127	161,245
Total assets	$57,286,875	$90,179,922

Liabilities, Minority Interests and Shareholders’ Deficit
Current liabilities:
Accounts payable	$886,598	$987,634
Accrued expenses	2,886,041	3,380,991
Deferred revenue	5,421	—
Current liabilities of discontinued operations	1,863,857	3,763,445
Total current liabilities	5,641,917	8,132,070
Long term debt	90,000,000	90,000,000
Other long term liabilities of continuing operations	999,940	6,127
Long term liabilities of discontinued operations	164,227	138,622
Total liabilities	96,806,084	98,276,819
Commitments and contingencies (see Note 10)
Minority interests	2,104,373	—

Shareholders’ deficit:
Preferred stock, $.001 par value; 5,000,000 shares authorized	—	—
Series C junior participating preferred stock, $.001 par value; 10,000 shares authorized	—	—
Common stock, $.001 par value; 100,000,000 shares authorized	34,363	34,260
Additional paid-in capital	111,516,561	109,879,125
Treasury stock, at cost, 4,000,000 shares	(25,974,000)	(25,974,000)
Accumulated other comprehensive loss	(127,462)	(784,644)
Accumulated deficit during development stage	(127,073,044)	(91,251,638)
Total shareholders’ deficit	(41,623,582)	(8,096,897)
Total liabilities, minority interests and shareholder’s deficit	$57,286,875	$90,179,922

The accompanying notes are an integral part of these consolidated financial statements.

Isolagen, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

				Cumulative
				Period from
				December 28,
				1995 (date of
				inception) to
	For the Year Ended December 31,			December 31,
	2006	2005	2004	2006
Revenue
Product sales	$384,389	$—	$—	$1,774,503
License fees	—	—	—	260,000
Total revenue	384,389	—	—	2,034,503
Cost of sales	194,197	—	—	596,656
Gross profit	190,192	—	—	1,437,847
Selling, general and administrative expenses	13,174,960	14,000,977	9,717,713	47,415,222
Research and development	8,796,219	10,592,170	4,647,553	30,690,696
Operating loss	(21,780,987)	(24,593,147)	(14,365,266)	(76,668,071)
Other income (expense)
Interest income	2,261,899	2,808,328	558,536	5,906,515
Other income	—	—	84,359	172,443
Interest expense	(3,899,239)	(3,912,059)	(636,676)	(8,759,602)
Minority interest	78,132	—	—	78,132
Loss before income taxes from continuing operations	(23,340,195)	(25,696,878)	(14,359,047)	(79,270,583)
Income tax benefit	190,754	—	—	190,754
Loss from continuing operations	(23,149,441)	(25,696,878)	(14,359,047)	(79,079,829)
Loss from discontinued operations, net of tax	(12,671,965)	(10,080,706)	(7,115,422)	(34,979,530)
Net loss	(35,821,406)	(35,777,584)	(21,474,469)	(114,059,359)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(11,423,824)
Preferred stock dividends	—	—	—	(1,589,861)
Net loss attributable to common shareholders	$(35,821,406)	$(35,777,584)	$(21,474,469)	$(127,073,044)
Per share information:
Loss from continuing operations - basic and diluted	$(0.76)	$(0.85)	$(0.47)	$(5.98)
Loss from discontinued operations - basic and diluted	(0.42)	(0.33)	(0.24)	(2.65)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(0.86)
Preferred stock dividends	—	—	—	(0.12)
Net loss per common share—basic and diluted	$(1.18)	$(1.18)	$(0.71)	$(9.61)
Weighted average number of basic and diluted common shares outstanding	30,309,439	30,245,283	30,116,827	13,220,112

The accompanying notes are an integral part of these consolidated financial statements.

Isolagen, Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Loss

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 12/28/95	—	$ —	—	$ —	2,285,291	$ 2,285	$ (1,465)	—	$ —	$ —	$ —	$ 820
Issuance of common stock for cash on 11/7/96	—	—	—	—	11,149	11	49,989	—	—	—	—	50,000
Issuance of common stock for cash on 11/29/96	—	—	—	—	2,230	2	9,998	—	—	—	—	10,000
Issuance of common stock for cash on 12/19/96	—	—	—	—	6,690	7	29,993	—	—	—	—	30,000
Issuance of common stock for cash on 12/26/96	—	—	—	—	11,148	11	49,989	—	—	—	—	50,000
Net loss	—	—	—	—	—	—	—	—	—	—	(270,468)	(270,468)
Balance, 12/31/96	—	$ —	—	$ —	2,316,508	$ 2,316	$ 138,504	—	$ —	$ —	$ (270,468)	$ (129,648)
Issuance of common stock for cash on 12/27/97	—	—	—	—	21,182	21	94,979	—	—	—	—	95,000
Issuance of common stock for services on 9/1/97	—	—	—	—	11,148	11	36,249	—	—	—	—	36,260
Issuance of common stock for services on 12/28/97	—	—	—	—	287,193	287	9,968	—	—	—	—	10,255
Net loss	—	—	—	—	—	—	—	—	—	—	(52,550)	(52,550)
Balance, 12/31/97	—	$ —	—	$ —	2,636,031	$ 2,635	$ 279,700	—	$ —	$ —	$ (323,018)	$ (40,683)

The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 8/23/98	—	$ —	—	$ —	4,459	$ 4	$ 20,063	—	$ —	$ —	$ —	$ 20,067
Repurchase of common stock on 9/29/98	—	—	—	—	—	—	—	2,400	(50,280)	—	—	(50,280)
Net loss	—	—	—	—	—	—	—	—	—	—	(195,675)	(195,675)
Balance, 12/31/98	—	$ —	—	$ —	2,640,490	$ 2,639	$ 299,763	2,400	$ (50,280)	$ —	$ (518,693)	$ (266,571)
Issuance of common stock for cash on 9/10/99	—	—	—	—	52,506	53	149,947	—	—	—	—	150,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,306,778)	(1,306,778)
Balance, 12/31/99	—	$ —	—	$ —	2,692,996	$ 2,692	$ 449,710	2,400	$ (50,280)	$ —	$ (1,825,471)	$ (1,423,349)
Issuance of common stock for cash on 1/18/00	—	—	—	—	53,583	54	1,869	—	—	—	—	1,923
Issuance of common stock for services on 3/1/00	—	—	—	—	68,698	69	(44)	—	—	—	—	25
Issuance of common stock for services on 4/4/00	—	—	—	—	27,768	28	(18)	—	—	—	—	10
Net loss	—	—	—	—	—	—	—	—	—	—	(807,076)	(807,076)
Balance, 12/31/00	—	$ —	—	$ —	2,843,045	$ 2,843	$ 451,517	2,400	$ (50,280)	$ —	$ (2,632,547)	$ (2,228,467)

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock			Treasury Stock		Accumu-	Accumu- lated
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	lated Other Compre- hensive Income	Deficit During Develop- ment Stage	Total Share- holders’ Equity (Deficit)
Issuance of common stock for services on 7/1/01	—	$—	—	$—	156,960	$157	$(101)	—	$—	$—	$—	$56
Issuance of common stock for services on 7/1/01	—	—	—	—	125,000	125	(80)	—	—	—	—	45
Issuance of common stock for capitalization of accrued salaries on 8/10/01	—	—	—	—	70,000	70	328,055	—	—	—	—	328,125
Issuance of common stock for conversion of convertible debt on 8/10/01	—	—	—	—	1,750,000	1,750	1,609,596	—	—	—	—	1,611,346
Issuance of common stock for conversion of convertible shareholder notes payable on 8/10/01	—	—	—	—	208,972	209	135,458	—	—	—	—	135,667
Issuance of common stock for bridge financing on 8/10/01	—	—	—	—	300,000	300	(192)	—	—	—	—	108
Retirement of treasury stock on 8/10/01	—	—	—	—	—	—	(50,280)	(2,400)	50,280	—	—	—
Issuance of common stock for net assets of Gemini on 8/10/01	—	—	—	—	3,942,400	3,942	(3,942)	—	—	—	—	—
Issuance of common stock for net assets of AFH on 8/10/01	—	—	—	—	3,899,547	3,900	(3,900)	—	—	—	—	—
Issuance of common stock for cash on 8/10/01	—	—	—	—	1,346,669	1,347	2,018,653	—	—	—	—	2,020,000
Transaction and fund raising expenses on 8/10/01	—	—	—	—	—	—	(48,547)	—	—	—	—	(48,547)
Issuance of common stock for services on 8/10/01	—	—	—	—	60,000	60	—	—	—	—	—	60
Issuance of common stock for cash on 8/28/01	—	—	—	—	26,667	27	39,973	—	—	—	—	40,000
Issuance of common stock for services on 9/30/01	—	—	—	—	314,370	314	471,241	—	—	—	—	471,555

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock			Treasury Stock			Accumu-
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Accumu- lated Other Compre- hensive Income	lated Deficit During Develop- ment Stage	Total Share- holders’ Equity (Deficit)
Uncompensated contribution of services—3rd quarter	—	$—	—	$—	—	$—	$55,556	—	$—	$—	$—	$55,556
Issuance of common stock for services on 11/1/01	—	—	—	—	145,933	146	218,754	—	—	—	—	218,900
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,652,004)	(1,652,004)
Balance, 12/31/01	—	$—	—	$—	15,189,563	$15,190	$5,321,761	—	$—	$—	$(4,284,551)	$1,052,400
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 4/26/02	905,000	905	—	—	—	—	2,817,331	—	—	—	—	2,818,236
Issuance of preferred stock for cash on 5/16/02	890,250	890	—	—	—	—	2,772,239	—	—	—	—	2,773,129
Issuance of preferred stock for cash on 5/31/02	795,000	795	—	—	—	—	2,473,380	—	—	—	—	2,474,175
Issuance of preferred stock for cash on 6/28/02	229,642	230	—	—	—	—	712,991	—	—	—	—	713,221
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 7/15/02	75,108	75	—	—	—	—	233,886	—	—	—	—	233,961
Issuance of common stock for cash on 8/1/02	—	—	—	—	38,400	38	57,562	—	—	—	—	57,600
Issuance of warrants for services on 9/06/02	—	—	—	—	—	—	103,388	—	—	—	—	103,388
Uncompensated contribution of services—3rd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for dividends	143,507	144	—	—	—	—	502,517	—	—	—	(502,661)	—
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	10,178,944	—	—	—	(10,178,944)	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,433,055)	(5,433,055)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	13,875	—	13,875
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,419,180)
Balance, 12/31/02	3,038,507	$3,039	—	$—	15,227,963	$15,228	$25,573,999	—	$—	$13,875	$(20,399,211)	$5,206,930

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock			Treasury Stock			Accumu-
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Accumu- lated Other Compre- hensive Income	lated Deficit During Develop- ment Stage	Total Share- holders’ Equity (Deficit)
Issuance of common stock for cash on 1/7/03	—	$—	—	$—	61,600	$62	$92,338	—	$—	$—	$—	$92,400
Issuance of common stock for patent pending acquisition on 3/31/03	—	—	—	—	100,000	100	539,900	—	—	—	—	540,000
Cancellation of common stock on 3/31/03	—	—	—	—	(79,382)	(79)	(119,380)	—	—	—	—	(119,459)
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 5/9/03	—	—	110,250	110	—	—	2,773,218	—	—	—	—	2,773,328
Issuance of preferred stock for cash on 5/16/03	—	—	45,500	46	—	—	1,145,704	—	—	—	—	1,145,750
Conversion of preferred stock into common stock—2nd qtr	(70,954)	(72)	—	—	147,062	147	40,626	—	—	—	—	40,701
Conversion of warrants into common stock—2nd qtr	—	—	—	—	114,598	114	(114)	—	—	—	—	—
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(1,087,200)	(1,087,200)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	1,244,880	—	—	—	(1,244,880)	—
Issuance of common stock for cash—3rd qtr	—	—	—	—	202,500	202	309,798	—	—	—	—	310,000
Issuance of common stock for cash on 8/27/03	—	—	—	—	3,359,331	3,359	18,452,202	—	—	—	—	18,455,561
Conversion of preferred stock into common stock—3rd qtr	(2,967,553)	(2,967)	(155,750)	(156)	7,188,793	7,189	(82,875)	—	—	—	—	(78,809)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	212,834	213	(213)	—	—	—	—	—
Compensation expense on warrants issued to non-employees	—	—	—	—	—	—	412,812	—	—	—	—	412,812
Issuance of common stock for cash—4th qtr	—	—	—	—	136,500	137	279,363	—	—	—	—	279,500
Conversion of warrants into common stock—4th qtr	—	—	—	—	393	—	—	—	—	—	—	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(11,268,294)	(11,268,294)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	360,505	—	360,505
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(10,907,789)
Balance, 12/31/03	—	$—	—	$—	26,672,192	$26,672	$50,862,258	—	$—	$374,380	$(33,999,585)	$17,263,725

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional	Treasury Stock		Accumulated Other	Accumulated Deficit During	Total Shareholders’
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Number of Shares	Amount	Comprehensive Income	Development Stage	Equity (Deficit)
Conversion of warrants into common stock—1st qtr	—	$ —	—	$ —	78,526	$ 79	$ (79)	—	$ —	$ —	$ —	$ —
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	—	—	—	15,000	15	94,985	—	—	—	—	95,000
Issuance of common stock for cash in connection with exercise of warrants—1st qtr	—	—	—	—	4,000	4	7,716	—	—	—	—	7,720
Compensation expense on options and warrants issued to non-employees and directors—1st qtr	—	—	—	—	—	—	1,410,498	—	—	—	—	1,410,498
Issuance of common stock in connection with exercise of warrants—2nd qtr	—	—	—	—	51,828	52	(52)	—	—	—	—	—
Issuance of common stock for cash—2nd qtr	—	—	—	—	7,200,000	7,200	56,810,234	—	—	—	—	56,817,434
Compensation expense on options and warrants issued to non-employees and directors—2nd qtr	—	—	—	—	—	—	143,462	—	—	—	—	143,462
Issuance of common stock in connection with exercise of warrants—3rd qtr	—	—	—	—	7,431	7	(7)	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	110,000	110	189,890	—	—	—	—	190,000
Issuance of common stock for cash in connection with exercise of warrants—3rd qtr	—	—	—	—	28,270	28	59,667	—	—	—	—	59,695
Compensation expense on options and warrants issued to non-employees and directors—3rd qtr	—	—	—	—	—	—	229,133	—	—	—	—	229,133
Issuance of common stock in connection with exercise of warrants—4th qtr	—	—	—	—	27,652	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees, employees, and directors—4th qtr	—	—	—	—	—	—	127,497	—	—	—	—	127,497
Purchase of treasury stock—4th qtr	—	—	—	—	—	—	—	4,000,000	(25,974,000)	—	—	(25,974,000)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(21,474,469)	(21,474,469)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	79,725	—	79,725
Other comprehensive income, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	10,005	—	10,005
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(21,384,739)
Balance, 12/31/04	—	$ —	—	$ —	34,194,899	$ 34,195	$ 109,935,174	4,000,000	$ (25,974,000)	$ 464,110	$ (55,474,054)	$ 28,985,425

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional	Treasury Stock		Accumulated Other	Accumulated Deficit During	Total Shareholders’
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Number of Shares	Amount	Comprehensive Income (Loss)	Development Stage	Equity (Deficit)
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	$ —	—	$ —	25,000	$ 25	$ 74,975	—	$ —	$ —	$ —	$ 75,000
Compensation expense on options and warrants issued to non-employees—1st qtr	—	—	—	—	—	—	33,565	—	—	—	—	33,565
Conversion of warrants into common stock—2nd qtr	—	—	—	—	27,785	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	(61,762)	—	—	—	—	(61,762)
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	(137,187)	—	—	—	—	(137,187)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	12,605	12	(12)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	18,844	—	—	—	—	18,844
Compensation expense on acceleration of options—4th qtr	—	—	—	—	—	—	14,950	—	—	—	—	14,950
Compensation expense on restricted stock award issued to employee—4th qtr	—	—	—	—	—	—	606	—	—	—	—	606
Conversion of predecessor company shares	—	—	—	—	94	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,777,584)	(35,777,584)
Other comprehensive loss, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1,372,600)	—	(1,372,600)
Foreign exchange gain on substantial liquidation of foreign entity										133,851		133,851
Other comprehensive loss, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	(10,005)	—	(10,005)
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(37,026,338)
Balance, 12/31/05	—	$ —	—	$ —	34,260,383	$ 34,260	$ 109,879,125	4,000,000	$ (25,974,000)	$ (784,644)	$ (91,251,638)	$ (8,096,897)

The accompanying notes are an integral part of these consolidated financial statements.

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional	Treasury Stock		Accumulated Other	Accumulated Deficit During	Total Shareholders’
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Number of Shares	Amount	Comprehensive Income	Development Stage	Equity (Deficit)
Compensation expense on options and warrants issued to non-employees—1st qtr	—	$ —	—	$ —	—	$ —	$ 42,810	—	$ —	$ —	$ —	$ 42,810
Compensation expense on option awards issued to employee and directors—1st qtr	—	—	—	—	—	—	46,336	—	—	—	—	46,336
Compensation expense on restricted stock issued to employees—1st qtr	—	—	—	—	128,750	129	23,368	—	—	—	—	23,497
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	96,177	—	—	—	—	96,177
Compensation expense on option awards issued to employee and directors—2nd qtr	—	—	—	—	—	—	407,012	—	—	—	—	407,012
Compensation expense on restricted stock to employees—2nd qtr	—	—	—	—	—	—	4,210	—	—	—	—	4,210
Cancellation of unvested restricted stock — 2nd qtr	—	—	—	—	(97,400)	(97)	97	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—2nd qtr	—	—	—	—	10,000	10	16,490	—	—	—	—	16,500
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	25,627	—	—	—	—	25,627
Compensation expense on option awards issued to employee and directors—3rd qtr	—	—	—	—	—	—	389,458	—	—	—	—	389,458
Compensation expense on restricted stock to employees—3rd qtr	—	—	—	—	—	—	3,605	—	—	—	—	3,605
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	76,000	76	156,824	—	—	—	—	156,900
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	34,772	—	—	—	—	34,772
Compensation expense on option awards issued to employee and directors—4th qtr	—	—	—	—	—	—	390,547	—	—	—	—	390,547
Compensation expense on restricted stock to employees—4th qtr	—	—	—	—	—	—	88	—	—	—	—	88
Cancellation of unvested restricted stock award—4th qtr	—	—	—	—	(15,002)	(15)	15	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,821,406)	(35,821,406)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	657,182	—	657,182
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(35,164,224)
Balance 12/31/06	—	$ —	—	$ —	34,362,731	$ 34,363	$ 111,516,561	4,000,000	$ (25,974,000)	$ (127,462)	$ (127,073,044)	$ (41,623,582)

The accompanying notes are an integral part of these consolidated financial statements.

Isolagen, Inc.
(A Development Stage Company)

Consolidated Statements of Cash Flows

	For the Year Ended December 31,			Cumulative Period from December 28, 1995 (date of inception) to December 31,
	2006	2005	2004	2006
Cash flows from operating activities:
Net loss	$(35,821,406)	$(35,777,584)	$(21,474,469)	$(114,059,359)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity awards issued for services	1,464,139	(130,984)	1,910,590	4,866,340
Uncompensated contribution of services	—	—	—	755,556
Depreciation and amortization	2,202,229	1,701,423	1,303,298	6,209,909
Provision for doubtful accounts	134,370	133,412	50,533	318,315
Amortization of debt issue costs	749,240	749,239	124,873	1,623,352
Amortization of debt discounts on investments	—	(508,983)	—	(508,983)
Loss on disposal or impairment of property and equipment	2,603,843	1,369,527	161,226	4,549,231
Foreign exchange gain on substantial liquidation of foreign entity	—	(133,851)	—	(133,851)
Minority interest	(78,132)	—	—	(78,132)
Change in operating assets and liabilities, excluding effects of acquisition:
Decrease (increase) in restricted cash	976,259	(2,459,456)	—	(1,483,197)
Decrease (increase) in accounts receivable	1,033,975	489,961	(1,285,925)	30,808
Decrease (increase) in other receivables	(43,862)	252,854	(237,883)	(120,436)
Decrease (increase) in inventory	228,345	556,184	(727,411)	(202,577)
Decrease (increase) in prepaid expenses	(185,739)	(159,046)	(490,315)	(1,089,608)
Decrease (increase) in other assets	(13,248)	320,404	(155,573)	18,355
Increase (decrease) in accounts payable	(771,715)	(336,103)	840,432	1,193,092
Increase in accrued expenses and other liabilities	5,136	340,577	2,731,782	3,613,470
Increase (decrease) in deferred revenue	(2,095,914)	(398,008)	2,408,180	298,546
Net cash used in operating activities	(29,612,480)	(33,990,434)	(14,840,662)	(94,199,169)
Cash flows from investing activities:
Acquisition of Agera, net of cash acquired	(2,009,841)	—	—	(2,009,841)
Purchase of property and equipment	(1,243,036)	(17,712,723)	(2,811,715)	(25,297,295)
Proceeds from the sale of property and equipment	6,595	—	—	40,895
Purchase of investments	(2,700,000)	(77,498,313)	(72,800,000)	(152,998,313)
Proceeds from sales and maturities of investments	25,700,000	106,807,000	21,000,000	153,507,000
Net cash provided by (used in) investing activities	19,753,718	11,595,964	(54,611,715)	(26,757,554)
Cash flows from financing activities:
Proceeds from convertible debt	—	—	90,000,000	91,450,000
Offering costs associated with the issuance of convertible debt	—	—	(3,746,193)	(3,746,193)
Proceeds from notes payable to shareholders, net	—	—	—	135,667
Proceeds from the issuance of preferred stock, net	—	—	—	12,931,800
Proceeds from the issuance of common stock, net	173,400	75,000	57,169,849	79,081,120
Cash dividends paid on preferred stock	—	—	—	(1,087,200)
Cash paid for fractional shares of preferred stock	—	—	—	(38,108)
Merger and acquisition expenses	—	—	—	(48,547)
Repurchase of common stock	—	—	(25,974,000)	(26,024,280)
Net cash provided by financing activities	173,400	75,000	117,449,656	152,654,259
Effect of exchange rate changes on cash balances	(85,296)	(455,683)	396,519	86,009
Net increase (decrease) in cash and cash equivalents	(9,770,658)	(22,775,153)	48,393,798	31,783,545
Cash and cash equivalents, beginning of period	41,554,203	64,329,356	15,935,558	—
Cash and cash equivalents, end of period	$31,783,545	$41,554,203	$64,329,356	$31,783,545

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,150,000	$3,115,000	—	$6,415,283
Non-cash investing and financing activities:
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	11,423,824
Preferred stock dividend	—	—	—	1,589,861
Uncompensated contribution of services	—	—	—	755,556
Common stock issued for intangible assets	—	—	—	540,000
Equipment acquired through capital lease	—	—	$167,154	$167,154

The accompanying notes are an integral part of these consolidated financial statements.

Isolagen, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements

Note 1—Basis of Presentation, Business and Organization

Isolagen, Inc. f/k/a American Financial Holding, Inc., a Delaware corporation (“Isolagen”) is the parent company of Isolagen Technologies, Inc., a Delaware corporation (“Isolagen Technologies”) and Agera Laboratories, Inc., a Delaware corporation (“Agera”). Isolagen Technologies is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (“Isolagen Europe”), Isolagen Australia Pty Limited, a company organized under the laws of Australia (“Isolagen Australia”), and Isolagen International, S.A., a company organized under the laws of Switzerland (“Isolagen Switzerland”). The common stock of the Company, par value $0.001 per share, (“Common Stock”) is traded on the American Stock Exchange (“AMEX”) under the symbol “ILE.”

Isolagen is a biotechnology company focused on developing emergent, novel skin and tissue rejuvenation products for application in certain aesthetic and therapeutic markets. The Company’s clinical development product candidates are designed to improve the appearance of skin damaged by the normal effects of aging, sun damage, acne and burns with a patient’s own (autologous) fibroblast cells produced in the Company’s proprietary Isolagen Process. The Company also develops and markets an advanced skin care line with broad application in core target markets through its subsidiary.

The Company acquired 57% of the outstanding common shares of Agera on August 10, 2006. Agera offers a complete line of skincare systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. These technologically advanced skincare products can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems. Agera markets its product in both the United States and Europe (primarily the United Kingdom). The results of Agera’s operations and cash flows have been included in the consolidated financial statements from the date of the acquisition. The assets and liabilities of Agera have been included in the consolidated balance sheet since the date of the acquisition.

In October 2006, the Company reached an agreement with the FDA on the design of a Phase III pivotal study protocol for the treatment of nasolabial folds. The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment (“SPA”) regulations. Pursuant to this assessment process, the FDA has agreed that the Company’s study design for two identical trials, including patient numbers, clinical endpoints, and statistical analyses, is acceptable to the FDA to form the basis of an efficacy claim for a marketing application. The randomized, double-blind, pivotal Phase III trials will evaluate the efficacy and safety of Isolagen Therapy against placebo in approximately 400 patients with approximately 200 patients enrolled in each trial. The Company completed enrollment of the study and commenced injection of subjects in early 2007.

In March 2004, the Company announced positive results of a first Phase III exploratory clinical trial for the Company’s lead facial aesthetics product candidate, and in July 2004 we commenced a 200 patient Phase III study of Isolagen Therapy for facial wrinkles consisting of two identical, simultaneous trials. The study was concluded during the second half of 2005. In August 2005 we announced that results of this study failed to meet co-primary endpoints. Based on the results of this study, the Company commenced preparations for our second Phase III pivotal study discussed in the preceding paragraph.

During 2006, 2005 and 2004, the Company sold its aesthetic product primarily in the United Kingdom. However, as discussed in Note 4, during the fourth quarter of fiscal 2006 the Company decided to close the United Kingdom operation. The United Kingdom operation is now presented as discontinued operations (see Note 4).

Through December 31, 2006, the Company has been primarily engaged in developing its initial product technology, recruiting personnel, and continuing its United Kingdom operations. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2007 (reference is again made to Note 4 for a discussion of the Company’s decision to close the United Kingdom operation). The Company expects to finance its operations primarily through its existing cash and future financing.

The Company’s ability to operate profitably is largely contingent upon its success in obtaining regulatory approval to sell one or a variety of applications of the Isolagen Therapy, upon its successful development of markets for its products and upon the development of profitable scaleable manufacturing processes. The Company will be required to obtain additional capital in the future to expand its operations. No assurance can be given that the Company will be able to obtain such regulatory approvals, successfully develop the markets for its products or develop profitable manufacturing methods, or obtain any such additional capital as it might need, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support the Company’s growth. If adequate capital cannot be obtained on satisfactory terms, the Company’s operations could be negatively impacted.

If the Company achieves growth in its operations in the next few years, such growth could place a strain on its management, administrative, operational and financial infrastructure. The Company may find it necessary to hire additional management, financial and sales and marketing personnel to manage the Company’s expanding operations. In addition, the Company’s ability to manage its current operations and future growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. If the Company is unable to manage this growth effectively and successfully, the Company’s business, operating results and financial condition may be materially adversely affected.

At December 31, 2006 and December 31, 2005, the Company had cash, cash equivalents, restricted cash and available-for-sale investments of $33.3 million and $67.0 million, respectively. The Company believes that its existing capital resources are adequate to finance its operations through at least December 31, 2007; however, its long-term viability is dependent upon successful operation of its business, the approval of its products, its ability to improve its manufacturing process, and the ability to raise additional debt and equity to meet its business objectives.

Acquisition and merger and basis of presentation

On August 10, 2001, Isolagen Technologies consummated a merger with American Financial Holdings, Inc. (“AFH”) and Gemini IX, Inc. (“Gemini”). Pursuant to an Agreement and Plan of Merger, dated August 1, 2001, by and among AFH, ISO Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of AFH (“Merger Sub”), Isolagen Technologies, Gemini, a Delaware corporation, and William J. Boss, Jr., Olga Marko and Dennis McGill, stockholders of Isolagen Technologies (the “Merger Agreement”), AFH (i) issued 5,453,977 shares of its common stock, par value $0.001 to acquire, in a privately negotiated transaction, 100% of the issued and outstanding common stock (195,707 shares, par value $0.01, including the shares issued immediately prior to the Merger for the conversion of certain liabilities, as discussed below) of Isolagen Technologies, and (ii) issued 3,942,400 shares of its common stock to acquire 100% of the issued and outstanding common stock of Gemini. Pursuant to the terms of the Merger Agreement, Merger Sub, together with Gemini, merged with and into Isolagen Technologies (the “Merger”), and AFH was the surviving corporation. AFH subsequently changed its name to Isolagen, Inc. on November 13, 2001.

Prior to the Merger, Isolagen Technologies had no active business and was seeking funding to begin FDA trials of the Isolagen Therapy. AFH was a non-operating, public shell company with limited assets. Gemini was a non-operating private company with limited assets and was unaffiliated with AFH.

Since AFH and Gemini had no operations and limited assets at the time of the Merger, the merger has been accounted for as a recapitalization of Isolagen Technologies and an issuance of common stock by Isolagen Technologies for the net assets of AFH and Gemini. In the recapitalization, Isolagen Technologies is treated as having affected (i) a 27.8694 for 1 stock split, whereby the 195,707 shares of its common stock outstanding immediately prior to the merger are converted into the 5,453,977 shares of common stock received and held by the Isolagen Technologies stockholders immediately after the merger, and (ii) a change in the par value of its common stock, from $0.01 per share to $0.001 per share. The stock split and change in par value have been reflected in the accompanying consolidated financial statements by retroactively restating all share and per share amounts. The stock issuances are accounted for as the issuance of (i) 3,942,400 shares for the net assets of Gemini, recorded at their book value, and (ii) the issuance of 3,899,547 shares (the number of shares AFH had outstanding immediately prior to the Merger) for the net assets of AFH, recorded at their book value.

Immediately prior to and as a condition of the Merger, Isolagen Technologies issued an aggregate of 2,328,972 shares (post split) of its common stock to convert to equity an aggregate of $2,075,246 of liabilities, comprised of (i) accrued salaries of $328,125, (ii) convertible debt and related accrued interest of $1,611,346, (iii) convertible shareholder notes and related accrued interest of $135,667 and (iv) bridge financing costs of $108. Simultaneous with the Merger, the Company sold 1,346,669 shares of restricted common stock to certain accredited investors in a private placement transaction. The consideration paid by such investors for the shares of common stock aggregated $2,020,000 in transactions exempt from the registration requirements of the Securities Act. The net cash proceeds of this private placement were used to fund Isolagen’s research and development projects and the initial FDA trials of the Isolagen Therapy, to explore the viability of entering foreign markets, to provide working capital and for general corporate purposes.

The financial statements presented include Isolagen, Inc., its wholly-owned subsidiaries and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated. Isolagen Technologies was, for accounting purposes, the surviving entity of the Merger, and accordingly for the periods prior to the Merger, the financial statements reflect the financial position, results of operations and cash flows of Isolagen Technologies. The assets, liabilities, operations and cash flows of AFH and Gemini are included in the consolidated financial statements from August 10, 2001 onward.

Unless the context requires otherwise, the “Company” refers to Isolagen, Inc. and all of its consolidated subsidiaries, “Isolagen” refers to Isolagen, Isolagen Technologies, Isolagen Europe, Isolagen Australia and Isolagen Switzerland, and “Agera” refers to Agera Laboratories, Inc.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Examples include provisions for bad debts and inventory obsolescence, useful lives of property and equipment and intangible assets, impairment of property and equipment and intangible assets, deferred taxes, the provision for and disclosure of litigation and loss contingencies (see Note 10) and estimates and assumptions related to equity-based compensation expense (see Note 12). Actual results may differ materially from those estimates.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each period-end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income in shareholders’ equity. Gains and losses resulting from foreign currency transactions are included in earnings and have not been material in any one period.

Balances of related after-tax components comprising accumulated other comprehensive income included in shareholders’ equity, at December 31, 2006 and December 31, 2005 are as follows:

	December 31
	2006	2005
Foreign currency translation adjustment	$(127,462)	$(784,644)
Accumulated other comprehensive income	$(127,462)	$(784,644)

Upon sale or upon complete or substantially complete liquidation of an investment in a foreign entity, the amount attributable to that entity and accumulated in the translation adjustment component of equity is removed from the separate component of equity and is reported as gain or loss for the period during which the sale or liquidation occurs. During December 2005, the Company substantially completed the liquidation of the Company’s Australian entity. As such, the accumulated translation adjustment component was removed from equity by recording $0.1 million as other income in the 2005 consolidated statement of operations.

Statement of cash flows

For purposes of the statements of cash flows, the Company considers all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents. At December 31, 2006 and December 31, 2005, the Company had $1.5 million and $2.5 million of cash restricted for the payment of the non-cancelable portion of the Exton, Pennsylvania facility lease, due monthly through March 2008.

Concentration of credit risk

The Company maintains its cash primarily with major U.S. domestic banks. The amounts held in these banks generally exceed the insured limit of $100,000. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits. Cash equivalents are maintained in two financial institutions. The Company invests these funds primarily in government securities and/or mortgage-backed securities.

The Company’s available-for-sale investments, as set forth below, subject it to certain credit risk that is concentrated in securities issued by U.S. government sponsored mortgage entities, and various U.S. states. Due to the credit ratings of these issuers, the Company does not believe that the credit risk is significant.

Available-for-Sale Investments

The Company has no available-for-sale investments at December 31, 2006. At December 31, 2005, the Company held certain investments in marketable debt securities as a means of temporarily investing the proceeds from its issuance of shares of common stock and 3.5% Convertible Subordinated Notes until the funds are needed for operating purposes. These investments were accounted for as “available-for-sale” investments under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” As a result, the investments are reflected at their fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income until the investments are sold, at which time the realized gains and losses are included in the results of operations.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of collectibility. Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Company includes any receivable balances that are determined to be uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.

The following is a rollforward of the allowance for doubtful accounts, which is included within current assets of discontinued operations, for the years ended December 31, 2006 and 2005:

Balance, as of December 31, 2004	$50,533
Provision during 2005	133,412
Charges to the allowance account	(83,306)
Balance, as of December 31, 2005	100,639
Provision during 2006	134,370
Charges to the allowance account	(159,200)
Balance, as of December 31, 2006	$75,809

Inventory

Inventory of Agera consists of finished goods. Agera purchases its inventory from a contract manufacturer, and as such, does not maintain raw materials or work in progress. Agera accounts for its inventory on the first-in-first-out method.

Asset of discontinued operations held for sale

In April 2005, the Company acquired land and a two-building, 100,000 square foot corporate campus in Bevaix, Canton of Neuchâtel, Switzerland for $10 million. The Company subsequently spent approximately $1.8 million on the first phase of a renovation. In April 2006, management decided to place the corporate campus on the market for sale in order to conserve capital. The Company commenced its selling efforts during June of 2006. As of December 31, 2006, the net book value of the corporate campus was $10.3 million, reflecting management’s estimate of the realizable value of the corporate campus. The corporate campus is included in assets of discontinued operations held for sale on the consolidated balance sheets for all periods presented.

Although the corporate campus was not being actively marketed for sale as of March 31, 2006, at that date management assessed whether the book value of the corporate campus was impaired based on its estimate of the realizable value of the corporate campus, and made a determination to write down the corporate campus by $0.7 million. The Company subsequently recorded a further impairment charge of $0.4 million during the fourth quarter of 2006 to reflect management’s estimate of the realizable value of the corporate campus at December 31, 2006. Accordingly, total impairment charges of $1.1 million have been recorded related to the Switzerland corporate campus, which charges are reflected in the loss from discontinuing operations in the consolidated statement of operations.

In March 2007, the Company completed the closing of its United Kingdom manufacturing facility. As described in Note 4, the Company recorded a fixed asset impairment charge related to its United Kingdom operation of $1.4 million during the fourth quarter of 2006, which is included in loss from discontinued operations in the consolidated statement of operations. The carrying value of the impaired United Kingdom fixed assets is $0.2 million at December 31, 2006, reflecting management’s estimate of realizable value. The United Kingdom fixed assets are included in assets of discontinued operations held for sale on the accompanying consolidated balance sheets for all periods presented (see Note 4 for further discussion of the Company’s discontinued operations).

Property and equipment

Property and equipment is carried at cost less accumulated depreciation and amortization. Generally, depreciation and amortization for financial reporting purposes is provided by the straight-line method over the estimated useful life of three years, except for leasehold improvements which are amortized using the straight-line method over the remaining lease term or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged as an expense as incurred.

Intangible assets

Intangible assets primarily include proprietary formulations and trademarks, which were acquired in connection with the acquisition of Agera (see Note 3), as well as certain in-process patents. Proprietary formulations and trademarks are amortized on a straight-line basis over their estimated useful lives, generally for periods ranging from 13 to 18 years. Amortization of intangible assets is expected to be approximately $0.3 million each year over the next five fiscal years. The Company continually evaluates the reasonableness of the useful lives of these assets. Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value determined by discounted cash flows.

Intangible assets are comprised as follows:

	December 31,
	2006	2005
Proprietary formulations	$3,101,100	$—
Trademarks	1,511,400	—
Other intangibles	705,800	540,000
	5,318,300	540,000
Less: Accumulated amortization	(381,795)	—
Intangible assets, net	$4,936,505	$540,000

Debt Issue Costs

The costs incurred in issuing the Company’s 3.5% Convertible Subordinated Notes, including placement agent fees, legal and accounting costs and other direct costs are included in other assets and are being amortized to expense using the effective interest method over five years, through November 2009. Debt issuance costs, net of amortization, were approximately $2.1 million at December 31, 2006 and approximately $2.9 million at December 31, 2005 and were included in other assets, net, in the accompanying consolidated balance sheets.

Treasury Stock

The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

Revenue recognition

The Company recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). In general, SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectibility is reasonably assured.

Continuing operations:  Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer. The Company believes that the requirements of SAB 104 are met when the ordered product is shipped, as the risk of loss transfers to our customer at that time, the fee is fixed and determinable and collection is reasonably assured. Any advanced payments are deferred until shipment.

Discontinued operations: The Isolagen Therapy was administered, in the United Kingdom, to each patient using a recommended regimen of injections. Due to the short shelf life, each injection is cultured on an as needed basis and shipped prior to the individual injection being administered by the physician. The Company believes each injection had stand alone value to the patient. The Company invoiced the attending physician when the physician sent his or her patient’s tissue sample to the Company which created a contractual arrangement between the Company and the medical professional. The amount invoiced varied directly with the dose and number of injections requested. Generally, orders were paid in advance by the physician prior to the first injection. There was no performance provision under any arrangement with any physician, and there is no right to refund or returns for unused injections

As a result, the Company believes that the requirements of SAB 104 were met as each injection was shipped, as the risk of loss transferred to our physician customer at that time, the fee was fixed and determinable and collection was reasonably assured. Advance payments were deferred until shipment of the injection(s). The amount of the revenue deferred represented the fair value of the remaining undelivered injections measured in accordance with Emerging Issues Task Force Issue (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services. Should the physician discontinue the regimen prematurely all remaining deferred revenue is recognized.

Shipping and handling costs

Agera charges its customers for shipping and handling costs. Such charges to customers are presented net of the costs of shipping and handling, as selling, general and administrative expense, and are not significant to the consolidated statements of operations.

Advertising cost

Agera advertising costs are expensed as incurred and include the costs of public relations and certain marketing related activities. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Research and development costs also include costs to develop manufacturing, cell collection and logistical process improvements.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. The Company accrues the costs of services rendered in connection with third-party contractor activities based on its estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Stock-based compensation

Effective January 1, 2006 the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures. The Company adopted SFAS No. 123(R) using the modified prospective application method. Under the modified prospective application method, the fair value measurement requirements of SFAS No. 123(R) is applied to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that were outstanding as of January 1, 2006 is recognized as the requisite service is rendered on or after January 1, 2006. The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123. Changes to the grant-date fair value of equity awards granted before January 1, 2006 are precluded.

Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options. Historically, substantially all stock options have been granted with an exercise price equal to the fair market value of the common stock on the date of grant. Accordingly, no compensation expense was recognized from substantially all option grants to employees and directors. Compensation expense was recognized in connection with the issuance of stock options to non-employee consultants in accordance with EITF 96-18, “Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services.” SFAS No. 123(R) did not change the accounting for stock-based compensation related to non-employees in connection with equity based incentive arrangements.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s loss before income taxes and net loss for the year ended December 31, 2006 was $1.1 million higher than if it had continued to account for share-based compensation under APB No. 25 (refer to Note 12 for further stock-based compensation discussion).

Income taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Loss per share data

Basic loss per share is calculated based on the weighted average common shares outstanding during the period, after giving effect to the manner in which the merger was accounted for as described in Note 1. Diluted earnings per share also gives effect to the dilutive effect of stock options, warrants (calculated based on the treasury stock method) and convertible notes and convertible preferred stock. The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

At December 31, 2006, options and warrants to purchase 11,163,089 shares of common stock at exercise prices ranging from $1.50 to $11.38 per share were outstanding, but were not included in the computation of diluted earnings per share as their effect would be antidilutive. Also, 9,828,009 shares issuable upon the conversion of the Company’s convertible notes, at a conversion price of approximately $9.16, were not included as their effect would be antidilutive.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, marketable debt securities, accounts payable and convertible subordinated debentures. The fair values of the Company’s accounts receivable and accounts payable approximate, in the Company’s opinion, their respective carrying amounts. The Company’s marketable debt security investments are carried at fair value. The Company’s convertible subordinated debentures were quoted at approximately 73% of par value at December 31, 2006. Accordingly, the fair value of our convertible subordinated debentures is approximately $65.7 million at December 31, 2006. The fair value of our convertible subordinated debentures was approximately $45.0 million at December 31, 2005.

Recently Issued Accounting Standards Not Yet Effective

In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with the respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 156 to have a material impact on the Company’s financial position or results of operations.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material impact on the Company’s financial position or results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretative guidance on how public companies quantify financial statement misstatements in determining whether such misstatements are material to the financial statements. SAB 108 is effective for the Company as of January 1, 2007. The adoption of SAB 108 is not expected to have a material impact on the Company’s consolidated financial statements.

Also in September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” effective for the Company’s fiscal year beginning January 1, 2008. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements, but simplifies and codifies related guidance within GAAP. This Statement applies under other accounting pronouncements that require or permit fair value measurements. The adoption of this statement is not currently expected to have a material impact on the Company’s financial position or results of operations.

Note 3—Acquisition of Agera Laboratories, Inc.

On August 10, 2006, the Company acquired 57% of the outstanding common shares of Agera Laboratories, Inc. (“Agera”). Agera is a skincare company that has proprietary rights to a scientifically-based advanced line of skincare products. Agera markets its product in both the United States and Europe. The Company believes that the acquisition of Agera complements the Company’s Isolagen Therapy and broadens the Company’s position in the skincare market as Agera has a comprehensive range of technologically advanced skincare products that can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems.

The acquisition has been accounted for as a purchase. Accordingly, the bases in Agera’s assets and liabilities have been adjusted to reflect the allocation of the purchase price to the 57% interest the Company acquired (with the remaining 43% interest, and the minority interest in Agera’ net assets, recorded at Agera’s historical book values), and the results of Agera’s operations and cash flows have been included in the consolidated financial statements from the date of the acquisition.

The Company paid $2.7 million in cash to acquire the 57% interest in Agera and in connection with the acquisition contributed $0.3 million to the working capital of Agera. Included in the purchase price was an option to acquire an additional 8% of Agera’s outstanding common shares for an exercise price of $0.5 million in cash. This option expired unexercised in February 2007. In addition, the acquisition agreement includes future contingent payments up to a maximum of $8 million. Such additional purchase price is based upon certain percentages of Agera’s cost of sales incurred after June 30, 2007. Accordingly, based upon the financial performance of Agera, up to an additional $8.0 million of purchase price may be due the selling shareholder in future periods.

The following table summarizes the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. These assets and liabilities were included in the consolidated balance sheet as of the acquisition date.

Current assets	$1,531,926
Intangible assets	4,522,120
Total assets acquired	6,054,046

Current liabilities	30,284
Deferred tax liability, net	190,754
Other long—term liabilities	695,503
Minority interest	2,182,505
Total liabilities assumed and minority interest	3,099,046
Net assets acquired	$2,955,000

Of the $4.5 million, net, of acquired intangible assets, $4.4 million, net, was assigned to product formulations and trademarks, which have a weighted average useful life of approximately 16 years. No amount of the purchase price was assigned to goodwill.

The unaudited pro forma financial information below assumes that the Agera acquisition occurred on January 1 of the periods presented and includes the effect of amortization of intangibles from that date. The unaudited pro forma results of operations are being furnished solely for informational purposes and are not intended to represent or be indicative of the consolidated results of operations that would have been reported had these transactions been completed as of the dates and for the periods presented, nor are they necessarily indicative of future results.

(in millions, except per share data)	2006	2005
Pro forma revenue	$1.2	$1.0
Pro forma net loss	(35.8)	(36.0)
Pro forma basic and diluted loss per share	($1.18)	($1.19)

Note 4— Discontinued Operations and Exit Costs

As part of the Company’s continuing efforts to evaluate the best uses of its resources, in the fourth quarter of 2006 the Company’s Board of Directors approved the proposed closing of the Company’s United Kingdom operation. After a full business analysis, management and the Board determined that the best use of resources was to focus on the Company’s strategic opportunities. As such, the Company’s first priority is to advance the United States pivotal Phase III clinical trial for the use of Isolagen Therapy for the treatment of certain facial wrinkles, and then, with regulatory agencies’ agreement, initiate clinical studies in other therapeutic and aesthetic areas.

On March 31, 2007, the Company completed the closure of its United Kingdom manufacturing facility. The United Kingdom operation was located in London, England with two locations; a manufacturing site and an administrative site. Both sites are under operating leases. The manufacturing site lease expires February 2010 and, as of December 31, 2006, the remaining lease obligation approximated $0.7 million. The administrative site lease expires April 2007 and, as of December 31, 2006, the remaining lease obligation approximated $0.2 million. As of December 31, 2006, fixed assets of $0.2 million related to the United Kingdom operations are reflected as assets held for sale of discontinued operations on the consolidated balance sheet.

In addition, as a result of the closure of the Company’s United Kingdom operation, the operations that the Company previously conducted in Switzerland and Australia, which when closed had been absorbed into the United Kingdom operation, were  also classified as discontinued operations as of March 31, 2007.

The assets, liabilities and results of operations of the United Kingdom, Switzerland and Australian operations are reflected as discontinued operations in the accompanying consolidated financial statements. All prior period information has been restated to reflect the presentation of discontinued operations.

The Company recorded a fixed asset impairment charge related to its UK operation of $1.4 million during 2006, which is included in loss from discontinued operations in the consolidated statement of operations. The carrying value of the impaired UK fixed assets is $0.2 million at December 31, 2006, reflecting management’s estimate of realizable value, and is included in assets held of discontinued operation held for sale on the accompanying consolidated balance sheet. At December 31, 2005, UK property and equipment, net, was $1.9 million and is included in assets of discontinued operations held for sale on the accompanying consolidated balance sheet.

The following sets forth the components of assets and liabilities of discontinued operations as of December 31, 2006 and December 31, 2005:

(in millions)	December 31,	December 31,
	2006	2005
Accounts receivable, net	$—	$0.7
Inventory	0.1	0.3
Value-added tax refund due	0.3	0.2
Other current assets	0.3	0.1
Total current assets	0.7	1.3
Assets held for sale	10.5	12.7
Long term assets	0.2	0.1
Total assets	$11.4	$14.1

Accounts payable	$0.5	$1.0
Accrued expenses and other current liabilities	1.4	2.8
Total current liabilities	1.9	3.8
Long term liabilities	0.2	0.1
Total liabilities	$2.1	$3.9

The following sets forth the results of operations of discontinued operations for the years ended December 31, 2006, December 31, 2005 and December 31, 2004:

(in millions)	December 31,	December 31,	December 31,
	2006	2005	2004
Net revenue	$5.7	$8.8	$4.2
Gross loss	(1.2)	(0.5)	(1.3)
Operating loss	(13.0)	(10.4)	(7.1)
Other income	0.3	0.3	—
Loss from discontinued operations	$(12.7)	$(10.1)	$(7.1)

The following sets forth information about the major components of the United Kingdom operation exit costs incurred during 2006:

	Costs Incurred for
	the Year Ended	Cumulative Costs
	December 31, 2006	Incurred to Date
Employee severance	$284,096	$284,906
Fixed asset impairment	1,445,647	1,445,647
Total	$1,729,743	$1,729,743

The following sets forth information about the changes in the United Kingdom accrued exit costs for the year ended December 31, 2006:

	Accrued Liability	Costs Charged	Costs Paid	Accrued Liability
	at January 1, 2005	to Expense	or Settled	December 31, 2006
Employee severance	$—	$284,096	$—	$284,096
Fixed asset impairment	—	1,445,647	1,445,647	—
Total	$—	$1,729,743	$1,445,647	$284,096

Australia: In September 2004, the Company approved a plan for the closure of its Australian facilities and the servicing of Australia from the Company’s London, England facility. At December 31, 2004 the Company had $1.1 million and $0.7 million of gross property and equipment and accumulated depreciation, respectively, related to its Australian facility. During 2005, all Australian fixed assets were sold or disposed of and the lease related to the Australian facility was terminated.

The costs associated with the closure of the Australian facilities, which are comprised principally of statutory or contractual employee severance costs and the cost of terminating certain contracts, are being accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS No. 146, employee severance costs are accrued over the period beginning with the date on which the Company communicated the exit plan and the severance benefits to the affected employees, and ending on the date through which the affected employees must continue working to be entitled to the severance benefit, and costs incurred to terminate other contracts are accrued when the Company terminates the contract in accordance with the contract terms or has otherwise negotiated a termination with the counterparty. The exit costs charged to expense are included in loss from discontinued operations in the Consolidated Statements of Operations.

The following sets forth information about the major components of the Australia exit costs:

	Costs Incurred for	Costs Incurred for
	the Year Ended	the Year Ended	Cumulative Costs
	December 31, 2005	December 31, 2004	Incurred to Date
Employee severance	$3,695	$204,894	$208,589
Lease decommission costs	81,252	—	81,252
Contract termination	66,527	361,625	428,152
Total	$151,474	$566,519	$717,993

The following sets forth information about the changes in the accrued exit costs for the years ended December 31, 2004 and 2005:

	Accrued Liability	Costs Charged	Costs Paid	Accrued Liability
	at January 1, 2004	to Expense	or Settled	December 31, 2004
Employee severance	$—	$204,894	$204,894	$—
Lease decommission costs	—	—	—	—
Contract termination	—	361,625	—	361,625
Total	$—	$566,519	$204,894	$361,625

	Accrued Liability	Costs Charged	Costs Paid	Accrued Liability
	at January 1, 2005	to Expense	or Settled	December 31, 2005
Employee severance	$—	$3,695	$3,695	$—
Lease decommission costs	—	81,252	81,252	—
Contract termination	361,625	66,527	428,152	—
Total	$361,625	$151,474	$513,099	$—

Houston, Texas. On March 28, 2006, the Company’s board of directors approved the shut-down of the Houston, Texas facility. The Houston, Texas facility was used primarily for research and development purposes and is maintained under an operating lease which ends on April 30, 2008. The research and development activities conducted in Houston were transferred to the Company’s facilities located in Exton, Pennsylvania. An exit plan was communicated to the affected employees during the three months ended June 30, 2006. There were approximately 15 employees at the Houston, Texas facility at March 31, 2006 and the large majority of these employees had been terminated by June 30, 2006 at a severance cost of less than $0.1 million. The Company currently subleases approximately 50% of the facility to an unrelated third party and the Company will use its best efforts to sublease the remaining portion of the facility, however, there is no assurance that such attempts will be successful. As of December 31, 2006, the remaining lease payments and common operating expenses due under the Houston, Texas lease agreement were approximately $0.2 million.

Note 5—Available-for-Sale Investments

The Company had no available-for-sale investments at December 31, 2006. The following sets forth information concerning the Company’s available-for-sale investments as of December 31, 2005:

Type of issue	Maturity	Face amount	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
State and local government	2012-2043	$23,000,000	$23,000,000	—	—	$23,000,000
			$23,000,000	—	—	$23,000,000

Proceeds from the sale of available-for-sale marketable debt securities were $25.7 million, $106.8 million and $21.0 million for the years ended December 31, 2006, 2005 and 2004, respectively, and no realized gains and losses based on specific identification, were included in the results of operations upon those sales.

Note 6—Property and Equipment

Property and equipment is comprised of:

	December 31,
	2006	2005
Leasehold improvements	$3,747,561	$3,515,848
Lab equipment	1,304,813	1,090,587
Computer equipment and software	1,059,205	773,506
Office furniture and fixtures	36,151	29,264
	6,147,730	5,409,205
Less: Accumulated depreciation and amortization	(1,816,125)	(806,788)
Property and equipment, net	$4,331,605	$4,602,417

The amounts of depreciation and amortization expense for the above property and equipment included in the statement of operations are as follows:

	Year ended December 31,
	2006	2005	2004
Depreciation expense related to continuing operations: Selling, general, administrative, research and development expenses	$1,174,404	$649,505	$571,987

During the third quarter of 2005, the Company determined that a certain third-party developed software system (the “MES” system) was impaired and, accordingly, recorded a charge of $1.3 million to selling, general and administrative expense in order to remove the related cost of the asset and associated depreciation. Previous to this charge, certain components of the MES system had been placed in use and certain components were still in development. The gross balance and accumulated depreciation related to the MES system components placed in use were $0.6 million and $0.1 million, respectively, at the time of the impairment charge and was being depreciated over five years. The balance related to the MES system components still in development, for which amortization had not commenced at the time of the impairment charge, was $0.9 million.

In the first quarter of 2005, the Company terminated its related party lease (see Notes 10 and 13). The gross balance and accumulated depreciation of the leasehold improvements were $0.7 million and $0.7 million, respectively, at the time of exit.

Note 7—Accrued Expenses

Accrued expenses are comprised of the following:

	December 31,
	2006	2005
Accrued professional fees	$1,057,110	$1,546,501
Accrued compensation	916,172	536,095
Accrued severance	146,827	541,667
Accrued interest	525,000	525,000
Accrued other	240,932	231,728
Accrued expenses	$2,886,041	$3,380,991

Note 8—Convertible Subordinated Notes

On November 3, 2004, the Company completed the private placement of $75.0 million aggregate principal amount of 3.5% Convertible Subordinated Notes Due 2024 (the “3.5% Subordinated Notes”). The 3.5% Subordinated Notes could be due sooner than 2024, as discussed below. The Company received net proceeds of approximately $71.7 million after the deduction of commissions and offering expenses. The Company also granted the purchasers of the 3.5% Subordinated Notes the option to purchase up to $15.0 million of additional 3.5% Subordinated Notes through December 2, 2004. On November 5, 2004, the Company completed the private placement of the additional $15.0 million aggregate principal amount of 3.5% Subordinated Notes. The Company received net proceeds of approximately $14.5 million after the deduction of discounts, commissions and offering expenses. The total net proceeds to the Company were approximately $86.2 million after the deduction of commissions and offering expenses.

The Company used approximately $26 million of the net proceeds to repurchase 4,000,000 shares of its common stock, of which 2,000,000 shares were repurchased from Frank DeLape, who was then the Chairman of the Board of Directors, Michael Macaluso, a former director and the former President and Chief Executive Officer, Olga Marko, the former Senior Vice President and Director of Research, Michael Avignon, the former Manager of International Operations, and Timothy J. Till, a shareholder. The purchase price from the insiders, affiliates and founders of the Company listed above was $6.33 per share which represented a 5% discount from the closing price of the Company’s common stock on the American Stock Exchange on October 28, 2004, the date the offering of the 3.5% Subordinated Notes was priced. The purchase of the shares from the insiders was approved by a special committee of independent directors in partial reliance on a fairness opinion issued by an investment bank. The remaining 2,000,000 shares were repurchased in private transactions at a price of $6.66 per share. The remaining net proceeds of approximately $60.2 million were added to the Company’s general working capital.

The 3.5% Subordinated Notes are unsecured obligations and are subordinated in right of payment to all of the Company’s existing and future senior indebtedness. The 3.5% Subordinated Notes are also effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries.

The 3.5% Subordinated Notes require the semi-annual payment of interest, on May 1 and November 1 of each year beginning May 1, 2005, at 3.5% interest per annum on the principal amount outstanding. The 3.5% Subordinated Notes will mature on November 1, 2024. Prior to maturity the holders may convert their 3.5% Subordinated Notes into shares of the Company’s common stock. The initial conversion rate is 109.2001 shares per $1,000 principal amount of 3.5% Subordinated Notes, which is equivalent to an initial conversion price of approximately $9.16 per share.

On or after November 1, 2009, the Company may at its option redeem the 3.5% Subordinated Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the 3.5% Subordinated Notes to be redeemed plus accrued and unpaid interest.

On each of November 1, 2009, November 1, 2014 and November 1, 2019, the holders may require the Company to purchase all or a portion of their 3.5% Subordinated Notes at a purchase price in cash equal to 100% of the principal amount of 3.5% Subordinated Notes to be purchased plus accrued and unpaid interest. The holders of the 3.5% Subordinated Notes may also require the Company to repurchase their 3.5% Subordinated Notes in the event its common stock (or other common stock into which the 3.5% Convertible Subordinated Notes are then convertible) ceases to be listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter market in the United States.

In the event a change in control occurs on or before November 9, 2009, the holders of the 3.5% Subordinated Notes may require the Company to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 3.5% Subordinated Notes to be purchased plus accrued and unpaid interest and the payment of a “make-whole” payment which is based on the date on which the change in control occurs and the price per share paid for the Company’s common stock in such change in control transaction. The Company will be allowed to pay for the repurchase of the 3.5% Subordinated Notes and accrued and unpaid interest in cash or, at its option, shares of its common stock, and the Company will be allowed to make the make-whole payment in cash or, at its option, such other form of consideration as is paid to its common stockholders in the change in control transaction. In addition, in the event a change in control occurs on or before November 9, 2009, the holders of the 3.5% Subordinated Notes that convert their 3.5% Subordinated Notes into shares of the Company’s common stock in connection with such change in control transaction will also be entitled to receive the make-whole payment.

The 3.5% Subordinated Notes were issued in an offering not registered under the Securities Act of 1933, as amended (“the Securities Act”). However, the Company was obligated to file with the SEC, on or prior to 90 days following the date the 3.5% Subordinated Notes were originally issued, a shelf registration statement covering resales of the 3.5% Subordinated Notes and the shares of the Company’s common stock issuable upon the conversion of the 3.5% Subordinated Notes, and to use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following the date the 3.5% Subordinated Notes were originally issued. The shelf registration statement was subsequently declared effective on May 2, 2005.

Note 9—Income Taxes

Isolagen, Inc. and Isolagen Technologies, Inc. file a consolidated U.S. Federal income tax return. During the third quarter of 2006, the Company acquired a 57% interest in Agera (see Note 3). Agera files a separate U.S. Federal income tax return. The Company’s foreign subsidiaries, which comprise loss from discontinued operations, file income tax returns in their respective jurisdictions. The geographic source of loss from continuing operations is the United States.

The components of the income tax benefit below, which relate solely to continuing operations, are as follows:

	Year ended December 31,
	2006	2005	2004
United States
Current	$—	$—	$—
Deferred	190,754	—	—
Foreign
Current	—	—	—
Deferred	—	—	—
Total income tax benefit	$190,754	$—	$—

The reconciliation between income taxes at the U.S. federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Year ended December 31,
	2006	2005	2004
Tax at U.S. federal statutory rate	$(8,169,068)	$(8,993,907)	$(5,025,667)
Increase in domestic valuation allowance	10,112,079	10,124,461	6,444,203
State income taxes before valuation allowance, net of federal benefit	(1,336,884)	(1,284,798)	(717,673)
Other	(796,881)	154,244	(700,863)
	$(190,754)	$—	$—

As discussed in Note 3, the purchase accounting for the acquisition of Agera’s resulted in the recording of a deferred tax liability of $0.2 million related to the difference between the tax and financial reporting bases (after the allocation of the purchase price) of Agera’s assets and liabilities. Agera recorded a deferred tax benefit during the three months ended December 31, 2006 related to its net operating losses during that period. Such deferred tax benefit was limited to the initial deferred tax liability recorded upon acquisition.

The components of the Company’s deferred tax assets (liabilities) at December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
Deferred tax assets and liabilities:
Loss carryforwards	$37,251,873	$25,649,210
Accrued expenses and other	1,160,496	360,378
Stock option compensation	1,316,388	876,967
Property and equipment	646,808	51,920
	40,375,565	26,938,475
Less: Valuation allowance	(40,375,565)	(26,938,475)
	$—	$—

As of December 31, 2006, the Company had generated U.S. net operating loss carryforwards of approximately $77.4 million which expire from 2011 to 2026 and net loss carryforwards in certain non-US jurisdictions of approximately $28.4 million. These net operating loss carryforwards are available to reduce future taxable income. However, a, change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its U.S. net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2006 and 2005. The valuation allowance increased $13.4 million, $12.7 million and $9.0 million during 2006, 2005 and 2004, respectively, due primarily to the Company’s 2006, 2005 and 2004 net losses, respectively.

Note 10—Commitments and Contingencies

Federal Securities Litigation

The Company and certain of its current and former officers and directors are defendants in class action cases pending in the United States District Court for the Eastern District of Pennsylvania.

In August and September, 2005, various lawsuits were filed alleging securities fraud and asserting claims on behalf of a putative class of purchasers of publicly traded Isolagen securities between March 3, 2004 and August 1, 2005. These lawsuits were Elliot Liff v. Isolagen, Inc. et al., C.A. No. H-05-2887, filed in the United States District Court for the Southern District of Texas; Michael Cummiskey v. Isolagen, Inc. et al., C.A. No. 05-cv-03105, filed in the United States District Court for the Southern District of Texas; Ronald A. Gargiulo v. Isolagen, Inc. et al., C.A. No. 05-cv-4983, filed in the United States District Court for the Eastern District of Pennsylvania, and Gregory J. Newman v. Frank M. DeLape, et al., C.A. No. 05-cv-5090, filed in the United States District Court for the Eastern District of Pennsylvania.

The Liff and Cummiskey actions were consolidated on October 7, 2005. The Gargiolo and Newman actions were consolidated on November 29, 2005. On November 18, 2005, the Company filed a motion with the Judicial Panel on Multidistrict Litigation (the “MDL Motion”) to transfer the Federal Securities Actions and the Keene derivative case (described below) to the United States District Court for the Eastern District of Pennsylvania. The Liff and Cummiskey actions were stayed on November 23, 2005 pending resolution of the MDL Motion. The Gargiulo and Newman actions were stayed on December 7, 2005 pending resolution of the MDL Motion. On February 23, 2006, the MDL Motion was granted and the actions pending in the Southern District of Texas were transferred to the Eastern District of Pennsylvania, where they have been captioned In re Isolagen, Inc. Securities & Derivative Litigation, MDL No. 1741 (the “Federal Securities Litigation”).

On April 4, 2006, the United States District Court for the Eastern District of Pennsylvania appointed Silverback Asset Management, LLC, Silverback Master, Ltd., Silverback Life Sciences Master Fund, Ltd., Context Capital Management, LLC and Michael F. McNulty as Lead Plaintiffs, and the law firms of Bernstein Litowitz Berger & Grossman LLP and Kirby McInerney & Squire LLP as Lead Counsel in the Federal Securities Litigation.

On July 14, 2006, Lead Plaintiffs filed a Consolidated Class Action Complaint in the Federal Securities Litigation on behalf of a putative class of persons or entities who purchased or otherwise acquired Isolagen common stock or convertible debt securities between March 3, 2004 and August 9, 2005. The complaint purports to assert claims for securities fraud in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against Isolagen and certain of its former officers and directors. The complaint also purports to assert claims for violations of Section 11 and 12 of the Securities Act of 1933 against the Company and certain of its current and former directors and officers in connection with the registration and sale of certain shares of Isolagen common stock and certain convertible debt securities. The complaint also purports to assert claims against CIBC World Markets Corp., Legg Mason Wood Walker, Inc., Canaccord Adams, Inc. and UBS Securities LLC as underwriters in connection with an April 2004 public offering of Isolagen common stock and a 2005 sale of convertible notes. On November 1, 2006, the defendants moved to dismiss the complaint. The Company intends to defend these lawsuits vigorously. However, the Company cannot currently estimate the amount of loss, if any, that may result from the resolution of these actions, and no provision has been recorded in the consolidated financial statements. The Company will expense its legal costs as they are incurred and will record any insurance recoveries on such legal costs in the period the recoveries are received.

Derivative Actions

The Company is the nominal defendant in derivative actions (the “Derivative Actions”) pending in State District Court in Harris County, Texas, the United States District Court for the Eastern District of Pennsylvania, and the Court of Common Pleas of Chester County, Pennsylvania.

On September 28, 2005, Carmine Vitale filed an action styled, Case No. 2005-61840, Carmine Vitale v. Frank DeLape, et al. in the 55th Judicial District Court of Harris County, Texas and in February 2006 Mr. Vitale filed an amended petition. In this action, the plaintiff purports to bring a shareholder derivative action on behalf of the Company against certain of the Company’s current and former officers and directors. The Plaintiff alleges that the individual defendants breached their fiduciary duties to the Company and engaged in other wrongful conduct. Certain individual defendants are accused of improper trading in Isolagen stock. The plaintiff did not make a demand on the Board of Isolagen prior to bringing the action and plaintiff alleges that a demand was excused under the law as futile.

On December 2, 2005, the Company filed its answer and special exceptions pursuant to Rule 91 of the Texas Rules of Civil Procedure based on pleading defects inherent in the Vitale petition. The plaintiff filed an amended petition on February 15, 2006, to which the defendants renewed their special exceptions. On September 6, 2006, the Court granted the special exceptions and permitted the plaintiff thirty days to attempt to replead. Thereafter the plaintiff moved the Court for an order compelling discovery, which the Court denied on October 2, 2006. On October 18, 2006, the Court entered an order explaining its grounds for granting the special exceptions. On November 3, 2006, the plaintiff filed a second amended petition. On February 8, 2007, the Company filed its answer and special exceptions to the second amended petition.

On October 8, 2005, Richard Keene, filed an action styled, C.A. No. H-05-3441, Richard Keene v. Frank M. DeLape et al., in the United States District Court for the Southern District of Texas. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile.

The Company sought to transfer the Keene action to the United States District Court for the Eastern District of Pennsylvania as part of the MDL Motion. On January 21, 2006, the court stayed the Keene action pending resolution of the MDL Motion. On February 23, 2006, the Keene action was transferred with the Federal Securities Actions from the Southern District of Texas to the Eastern District of Pennsylvania. Thereafter, on May 15, 2006, the plaintiff filed an amended complaint, and on June 5, 2006, the defendants moved to dismiss the amended complaint. Briefing on that motion is complete. On August 21, 2006, the plaintiff moved for leave to file a second amended complaint, and on September 15, 2006, defendants filed an opposition to that motion. On January 24, 2007, the court denied the plaintiff’s motion to file a second amended complaint.

On October 31, 2005, William Thomas Fordyce filed an action styled, C.A. No. GD-05-08432, William Thomas Fordyce v. Frank M. DeLape, et al., in the Court of Common Pleas of Chester County, Pennsylvania. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile.

On January 20, 2006, the Company filed its preliminary objections to the complaint. On August 31, 2006, the Court of Common Pleas entered an opinion and order sustaining the preliminary objections and dismissing the complaint with prejudice. On September 19, 2006, Fordyce filed a motion for reconsideration. On September 28, 2006, Fordyce filed a notice of appeal, and on September 29, 2006, the Court of Common Pleas denied the motion for reconsideration. On January 8, 2007, Fordyce filed his opening brief on his appeal, to which the Company has filed a timely response.

The Derivative Actions are purportedly being prosecuted on behalf of the Company and any recovery obtained, less any attorneys’ fees awarded, will go to the Company. The Company is advancing legal expenses to certain current and former directors and officers of the Company who are named as defendants in the Derivative Actions and expects to receive reimbursement for those advances from its insurance carriers. The Company will expense its legal costs as they are incurred and will record any insurance recoveries on such legal costs in the period the recoveries are received. The Company cannot currently estimate the amount of loss, if any, that may result from the resolution of these actions, and no provision has been recorded in the consolidated financial statements.

United Kingdom Customer Settlement

During 2005, the Company began an informal study and surveyed a number of patients who had previously received the Isolagen treatment to assess patient satisfaction. Some patients surveyed reported sub-optimal results from treatment. One hundred forty-nine patients who claimed to have received sub-optimal results were retreated for the purpose of determining the reasons for sub-optimal results. Only those patients who completed the survey, provided adequate medical records including before and after photographs and who were deemed both to have received a sub-optimal result from a first treatment administered according to the Isolagen protocol and who were considered to be appropriate patients for treatment with the Isolagen Therapy received re-treatment. No one completing the survey was offered re-treatment unless they agreed to these conditions. Following re-treatment, a number of patients reported better results than first obtained through the initial treatment by their initial treating physician.

During the first quarter of 2006, the Company received a number of complaints from certain patients who had learned of the limited re-treatment program and also learned that a number of physicians with dissatisfied patients were generating public ill-will as a result of the Company’s decision to limit the number of patients offered re-treatment and were encouraging dissatisfied patients to seek recourse against the Company. In response, in March 2006 the Company decided that it was in its best interest to address these complaints to foster goodwill in the marketplace and avoid the cost of any potential patient claims. Accordingly, the Company agreed to resolve any properly documented and substantiated patient complaints by offering to retreat the patient pursuant to the same criteria stated above or pay £1,000 (approximately US$1,750) to the patients identified to the Company as having received a sub-optimal result. In order to qualify for re-treatment and in addition to the criteria set forth above, the patient will be treated by a physician identified by the Company who will treat these patients pursuant to a protocol. In addition, these patients must have agreed to follow-up visits and assessments of their response to treatment. No patient unlikely to benefit from Isolagen Therapy have been or will be retreated.

The Company made this offer to approximately 290 patients during late March 2006. Accordingly, the Company believed its range of liability was between £290,000 (or approximately $0.5 million), assuming all 290 patients were to choose the £1,000 payment, and approximately £580,000 (or approximately $1.0 million), assuming all 290 patients elected to be retreated. The estimated costs for retreatment include the cost of treatment, physician fees and other ancillary costs. The Company estimated that 60% of the patients will elect the £1,000 offer and 40% will elect to be retreated. Accordingly, the Company recorded a charge to loss from discontinued operations for the three months ended March 31, 2006 of $0.7 million. During the three months ended June 30, 2006, an additional 31 patients were entered into the settlement program, resulting in an additional charge to loss from discontinued operations of $0.1 million.

During the year ended December 31, 2006, payments to patients and retreatments reduced the accrual by $0.6 million. As of December 31, 2006, the liability included in current liabilities of discontinued operations in the consolidated balance sheet was $0.2 million. The estimates of the factors which will affect the actual cost of this program may change in future periods and the effects of any changes in these estimates will be accounted for in the period in which the estimate changes.

Other Litigation

The Company is involved in various other legal matters that are being defended and handled in the ordinary course of business. Although it is not possible to predict the outcome of these matters, management believes that the results will not have a material impact on the Company’s financial statements.

Leases

The Company has entered into leases for office, warehouse and laboratory facilities in Exton, Pennsylvania, Houston, Texas, Santa Barbara, California and London, England under third party non-cancelable operating leases through 2010. Future minimum lease commitments at December 31, 2006 are as follows:

Year Ending December 31,
2007	$1,406,394
2008	1,350,058
2009	1,329,907
2010	1,154,411
2011	1,119,312
Thereafter	1,399,141
Total	$7,759,223

For the years ended December 31, 2006, 2005 and 2004, rental expense totaled $1.8 million, $1.8 million and $0.5 million, respectively (which includes rent expense related to discontinued operations of $0.7 million, $0.7 million and $0.3 million for the years ended December 31, 2006, 2005 and 2004, respectively).

In August 2006, the Company commenced a non-cancelable two year operating lease for approximately 2,200 square feet in Santa Barbara, California. This office space houses certain members of our senior management team.

In April 2005, the Company commenced a non-cancelable three year operating lease for approximately 86,500 square feet in Exton, Pennsylvania. This new Exton facility houses members of our senior management team, quality and manufacturing personnel, and the corporate finance department. The Company began constructing a production line in a portion of this facility in anticipation of eventual FDA approval. The facility was completed during September 2005. This production line is expected to be utilized for the production of clinical supplies. The non-cancelable portion of the lease expires on March 31, 2008, provided however that if the lease is not cancelled by the Company prior to March 31, 2007, at least one year prior to the end of the non-cancelable portion of the lease, then the lease shall end on March 31, 2013. The Company would then have the option to extend the term of the lease for five years, beginning on April 1, 2013. The Company believes that extending the lease through March 31, 2013 is probable, and accordingly, the Company amortizes its leasehold improvements related to this facility through March 31, 2013. Lease expense is recognized on a straight-line basis through March 31, 2013. The Exton, Pennsylvania minimum lease payments have been included in the future minimum lease commitments table above through March 31, 2013.

Certain former officers of the Company had previously provided office space and laboratory facilities in Houston, Texas at no charge until August 2003. Beginning September 2003, the lease rate was approximately $1.80 per month per square foot. During the first quarter of 2005, this lease with certain former officers of the Company was terminated. Commencing March 2005, the Company entered into a new lease with a third-party for approximately 14,850 square feet lease of office and laboratory space in Houston, Texas. The lease term is through April 2008. The Company no longer leases or occupies office space or laboratory facilities from related parties.

As discussed in Note 4, in September 2004 the Company adopted a plan to close its Australia facility. The lease related to the Company’s Australia facility was originally due to expire on December, 31, 2004. The Company terminated this lease in October 2005.

As discussed in Note 2, in April 2005 the Company acquired a two-building corporate campus in Bevaix, Canton of Neuchâtel, Switzerland. The Company leases one of these buildings to a third party for approximately $0.3 million per year. This lease began April 15, 2005 and concludes on December 31, 2010.

License agreement

In 2000, the Company granted exclusive rights to develop and market its technologies and products within Japan. Should the development efforts result in a marketable product, the Company will receive royalties based on product sales. Upon execution of the license agreement, the Company received an initial up-front fee of $400,000 which was deferred and was being recognized on a ratable basis over the five year term of the agreement in accordance with the terms of the agreement. For the year ended December 31, 2002, the Company recognized $40,000 of contract revenue pursuant to this agreement. During 2002, the Company began negotiations to revoke the license agreement. As a result, the Company reclassified to a payable the remaining deferred revenue totaling $0.2 million and accrued an additional $0.2 million in anticipation of a settlement totaling approximately $0.4 million. The $0.4 million was settled and paid in the fourth quarter of 2004. No revenue was recognized in 2004 or 2003.

Distribution agreement

In April 2003, the Company entered into a distribution agreement with Equipmed Pty. Ltd (“Equipmed”). Equipmed had the exclusive right as the Company’s distributor in Australia and New Zealand of services utilizing the Company’s technology for its autologous cellular system for soft tissue regeneration and other therapies in the cosmetic dermatological surgery markets (i.e., exclusively for wrinkle and acne reduction) within Australia and New Zealand. The Company terminated this agreement in exchange for a payment to Equipmed of approximately $0.4 million during 2005. Approximately $0.3 million and $0.1 million of this payment was charged to loss from discontinued operations in the consolidated statement of operations during the years ended December 31, 2004 and 2005, respectively.

Departure of Former Chief Executive Officers

On October 3, 2005, we announced that the Board of Directors had appointed Susan Ciallella to the position of Interim Chief Executive Officer. Ms. Ciallella’s appointment followed the resignation of Frank DeLape from the post of interim CEO.

Effective October 27, 2005 Mr. DeLape also resigned as Chairman of the Board and member of the Board of Directors. In connection with Mr. DeLape’s resignation, Mr. DeLape and the Company entered into a Separation and Release Agreement (the “Agreement”). Pursuant to the Agreement, Mr. DeLape agreed, among other things, to (a) resign all positions with the Company and all of its subsidiaries and to terminate his employment with the Company, (b) certain lock-up and standstill restrictions in respect of shares of the Company’s common stock he and his affiliates own through July 2006, and (c) execute a release for the benefit of the Company and its subsidiaries. The Company agreed, among other things, to pay a separation payment in the amount of $210,000, beginning on Mr. DeLape’s resignation date through March 15, 2006. Mr. DeLape also retained options to purchase (a) 650,000 shares of the Company’s common stock granted on September 1, 2001 at an exercise price of $6.00, which were fully vested as of his resignation date and will be exercisable for a period of two years following his resignation date, (b) 400,000 shares of the Company’s common stock granted on February 25, 2003 at an exercise price of $4.50, which were fully vested as of his resignation date and will be exercisable for a period of five years following his resignation date and (c) 150,000 shares of the Company’s common stock granted on September 5, 2003 at an exercise price of $9.81, which were fully vested as of his resignation date and will be exercisable for a period of three years following his resignation date. All other unexercised options granted to Mr. DeLape to purchase shares of the Company’s common stock were cancelled as of Mr. DeLape’s resignation date. The Amended and Restated Employment Agreement of June 2005 between Mr. DeLape and the Company was terminated. Any options to purchase stock under the 2005 Agreement were cancelled. The separation payment pursuant to the Separation and Release Agreement reflects the amount that would otherwise be owed under Mr. DeLape’s 2003 Employment Agreement reduced by the amount of certain office expense reimbursements paid to him pursuant to the 2005 Agreement.

Mr. Michael Macaluso, former Chief Executive Officer and former Director, entered into an employment agreement dated September 5, 2003, with an initial term ending July 31, 2006 and providing for a base salary of $300,000, subject to the right of the Board of Directors to increase his salary from time to time. Mr. Macaluso resigned from Chief Executive Officer and President effective September 1, 2004. Mr. Macaluso was paid his base salary until July 2006, which was fully accrued at the time of his resignation.

Note 11—Equity

Significant Common Stock Transactions

In August 2003, the Company sold in a private offering 3,359,331 shares of Common Stock, par value $0.001 per share, at an offering price of $6 per share. After deducting the costs and expenses associated with the sale, the Company received net cash totaling $18.5 million.

During the three months ended June 30, 2004, the Company issued a) 7,200,000 shares of common stock, at $8.50 per share, for cash totaling net $56.8 million in connection with the secondary offering completed in June 2004; and b) 51,828 shares of common stock in exchange for cashless exercise of warrants.

Refer to the consolidated statement of shareholders’ equity (deficit) and comprehensive loss for common stock transactions from the period December 28, 1995 through December 31, 2006.

Treasury Stock

In November 2004, the Company repurchased 4,000,000 shares of its common stock for an aggregate of approximately $26.0 million, of which 2,000,000 shares were repurchased from Frank DeLape, who was then the Chairman of the Board of Directors, Michael Macaluso, a former director and the former President and Chief Executive Officer, Olga Marko, the former Senior Vice President and Director of Research, Michael Avignon, the former Manager of International Operations, and Timothy J. Till, a shareholder. The purchase price from the insiders, affiliates and founders of the Company listed above was $6.33 per share which represented a 5% discount from the closing price of the Company’s common stock on the American Stock Exchange on October 28, 2004, the date the offering of the 3.5% Subordinated Notes was priced. The purchase of the shares from the insiders was approved by a special committee of independent directors in partial reliance on a fairness opinion issued by an investment bank.

2003 Conversion of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock

In July 2002, the Company completed a private offering of 2,895,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at an offering price of $3.50 per share. Each share of Series A Preferred Stock was convertible into two shares of common stock at any time after issuance and accrued dividends at 8% per annum payable in cash or additional shares of Series A Preferred Stock. In conjunction with this private offering, the Company issued to the placement agent warrants to purchase 1,158,000 shares of common stock with an exercise price of $1.93 per share. The warrants were exercisable immediately after grant and expire five years thereafter. The fair market of the warrants granted to the placement agent, based on the Black-Scholes valuation model, is estimated to be $1.57 per warrant. The value of the warrants granted were offset against the proceeds received from the sale of the Series A Preferred Stock. During the year ended December 31, 2002, the Company issued an additional 143,507 shares of Series A Preferred Stock in lieu of cash for payment of dividends on the Series A Preferred Stock totaling approximately $0.5 million.

The price of the preferred stock sold was $3.50 per share. The market value of the Company’s common stock sold on the dates that the preferred stock sold or was issued as a dividend had a range of $2.30 - $5.40 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling $10.2 million was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series A Preferred Stock limited to the value of the proceeds received.

In May 2003, the Company sold in a private offering 155,750 shares of Series B Convertible Preferred Stock, par value $0.001 per share, at an offering price of $28 per share. Each share of Series B preferred stock is convertible into 8 shares of common stock at any time after issuance and accrues dividends at 6% per annum payable in cash or additional shares of Series B Preferred Stock. After deducting the costs and expenses associated with the sale, the Company received cash totaling $3.9 million. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 124,600 shares of common stock with an exercise price of $3.50 per share. The warrants are exercisable immediately after grant and expire five years thereafter. The fair value of the warrants granted to the placement agent, based on the Black-Scholes valuation model is estimated to be $2.77 per warrant. The value of the warrants granted has been offset from the proceeds received from the sale of the Series B Preferred Stock and recorded as additional paid in capital.

The price of the preferred stock sold was $28 per share. The market value of the Company’s common stock sold on the dates that the preferred stock was sold had a range of $4.40 - $4.54 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling approximately $1.2 million was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series B Preferred Stock limited to the value of the proceeds received.

In 2003, all outstanding shares of Series A and Series B Convertible Preferred Stock were converted into 7.3 million shares of common stock.

Stockholder Rights Plan

In May 2006, the Board of Directors of the Company adopted a Stockholder Rights Plan, as set forth in the Rights Agreement, dated as of May 12, 2006, by and between the Company and American Stock Transfer & Trust Company, a trust company organized under the laws of the State of New York (the “Rights Agent”). Pursuant to the Rights Agreement, stockholders of record at the close of business on May 22, 2006 received one right (“Right”) for each share of Isolagen common stock held on that date. The Rights, which will initially trade with the common stock and represent the right to purchase one ten-thousandth of a share of the Company’s newly created Series C Preferred Stock at $35 per Right, become exercisable when a person or group acquires 15% or more of the Company’s common stock (20% in the case of certain institutional stockholders) or announces a tender offer for 15% or more of the common stock. In that event, in lieu of purchasing the Series C Preferred Stock, the Rights permit the Company’s stockholders, other than the acquiror, to purchase Isolagen common stock having a market value of twice the exercise price of the Rights. In addition, in the event of certain business combinations, the Rights permit holders to purchase the common stock of the acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case.

The Rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors. In the event that the Board of Directors determines a transaction to be in the best interests of the Company and its stockholders, the Board of Directors will be entitled to redeem the Rights for $.001 per Right at any time before the tenth business day after the Company’s announcement that a person or group has acquired ownership of 15% or the tenth business day after commencement of a tender or exchange offer for more than 15% of the outstanding common stock. The Rights expire on May 12, 2016.

Note 12—Equity-based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures. The Company adopted SFAS No. 123(R) as of January 1, 2006 using the modified prospective application method. Under the modified prospective application method, the fair value measurement requirements of SFAS No. 123(R) is applied to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that were outstanding as of January 1, 2006 is recognized as the requisite service is rendered on or after January 1, 2006. The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123. Changes to the grant-date fair value of equity awards granted before January 1, 2006 are precluded.

Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options. Historically, substantially all stock options have been granted with an exercise price equal to the fair market value of the common stock on the date of grant. Accordingly, no compensation expense was recognized from substantially all option grants to employees and directors. Compensation expense was recognized in connection with the issuance of stock options to non-employee consultants in accordance with EITF 96-18, “Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services.” SFAS No. 123(R) did not change the accounting for stock-based compensation related to non-employees in connection with equity based incentive arrangements.

The Company utilizes the straight-line attribution method for recognizing stock-based compensation expense under SFAS No. 123(R). The Company recorded $1.1 million of compensation expense, net of tax, during the year ended December 31, 2006 for stock option awards to employees and directors based on the estimated fair values, at the grant dates, of the awards.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s loss before income taxes from continuing operations and net loss for the year ended December 31, 2006 was $1.1 million higher than if it had continued to account for share-based compensation under APB No. 25.

Results for the years ended December 31, 2005 and 2004 have not been restated. Had compensation expense for employee and director stock options been determined based on fair value at the grant date consistent with SFAS No. 123(R), with stock options expensed using the straight-line attribution method, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,	Year Ended December 31,
	2005	2004
Net loss—as reported	$(35,777,584)	$(21,474,469)
Plus: stock-based employee compensation expense included in reported net loss, net of related tax effects of $0	44,329	373,147
Less: total stock based employee compensation determined under fair value based method for all awards granted to employees, net of related tax effect of $0	(5,967,467)	(4,665,753)
Net loss—pro forma	$(41,700,722)	$(25,767,075)
Net loss per share—as reported
Basic and diluted	$(1.18)	$(0.71)
Net loss per share—pro forma
Basic and diluted	$(1.38)	$(0.86)

The weighted average fair market value using the Black-Scholes option-pricing model of the options granted was $1.42, $2.90 and $5.08 for the years ended December 31, 2006, 2005 and 2004, respectively. The fair market value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2006	2005	2004
Expected life (years)	5.3	5.0	5.0
Interest rate	4.9%	4.0%	4.0%
Dividend yield	—	—	—
Volatility	79%	78%	71%

The risk-free interest rate is based on U.S. Treasury interest rates at the time of the grant whose term is consistent with the expected life of the stock options. Expected volatility is based on the Company’s historical experience. Expected life represents the period of time that options are expected to be outstanding and is based on the Company’s historical experience or the simplified method, as permitted by SEC Staff Accounting Bulletin No. 107 where appropriate. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. The forfeiture rate used was based upon historical experience. As required by SFAS No. 123(R), the Company will adjust the estimated forfeiture rate based upon actual experience.

During December 2005, the Company’s Board of Directors approved the full vesting of all unvested, outstanding stock options issued to current employees and directors. The Board decided to take this action (“the acceleration event”) in anticipation of the adoption of SFAS No. 123(R). As a result of this acceleration event, approximately 1.4 million stock options were vested that would have otherwise vested during 2006 and later periods. At the time of the acceleration event, the unamortized grant date fair value of the affected options was approximately $3.6 million (for SFAS No. 123 and SFAS No. 148 pro forma disclosure purposes), which was charged to pro forma expense in the fourth quarter of 2005. As the Company accelerated the vesting of outstanding employee and director stock options during December 2005, there was no remaining expense related to such options to be recognized in the Company’s statements of operations in future periods.

There were 86,000 stock options exercised during the year ended December 31, 2006, resulting in cash proceeds to the Company of $0.2 million. There were 25,000 stock options exercised during the year ended December 31, 2005, resulting in cash proceeds to the Company of $0.1 million. There were 125,000 stock options exercised during the year ended December 31, 2004, resulting in cash proceeds to the Company of $0.3 million. These exercised options in 2006, 2005 and 2004, respectively, had an intrinsic value of $0.2 million, less than $0.1 million and $0.8 million. A summary of option activity for the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	6,912,683	$5.66
Granted	4,491,500	2.08
Exercised	(86,000)	2.02
Forfeited	(843,350)	5.41
Outstanding at December 31, 2006	10,474,833	4.17	4.85	$4,062,960
Options exercisable at December 31, 2006	6,903,744	$5.26	3.10	$756,147

The following table summarizes the status of the Company’s non-vested stock options since January 1, 2006:

	Non-vested Options
	Number of Shares	Weighted- Average Fair Value
Non-vested at January 1, 2006	116,667	$1.12
Granted	4,491,500	1.42
Vested	(782,078)	1.47
Forfeited	(255,000)	1.45
Non-vested at December 31, 2006	3,571,089	$1.41

The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $1.2 million, $10.6 million and $2.9 million, respectively. As discussed above, in December 2005 the Company’s Board of Directors approved the full vesting of all unvested, outstanding stock options issued to current employees and directors. As of December 31, 2006, there was $2.9 million of total unrecognized compensation cost related to non-vested director and employee stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 2.4 years. As of December 31, 2006, there was $1.5 million of total unrecognized compensation cost related to performance-based, non-vested employee stock options. That cost will begin to be recognized when the performance criteria within the respective performance-base option grants become probable of achievement.

2001 Stock Option and Stock Appreciation Rights Plan

Effective August 10, 2001, the Company adopted the Isolagen, Inc. 2001 Stock Option and Stock Appreciation Rights Plan (the “2001 Stock Plan”). The 2001 Stock Plan is discretionary and allows for an aggregate of up to 5,000,000 shares of the

Company’s common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The 2001 Stock Plan is administered by the Company’s Board of Directors, who has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted. As of December 31, 2006, there were 4,096,500 options outstanding under the Stock Plan and 294,500 options are available to be issued under the Stock Plan.

During the three months ended March 31, 2006, the Company issued to four independent Board of Director members, under the 2001 Stock Plan, a total of 120,000 options to purchase its common stock with an exercise price of $2.14 per share and a ten year maximum contractual life. The options vest over four fiscal quarters during 2006. Also during the three months ended March 31, 2006, the Company issued, under the 2001 Stock Plan, a total of 10,000 options to purchase its common stock with an exercise price of $1.84 per share to one employee with a five year maximum contractual life. These options vested over a three year period from the date of grant, and were forfeited during the three months ended June 30, 2006.

During the three months ended June 30, 2006, the Company issued, under the 2001 Stock Plan, (1) a total of 91,500 options to eight employees to purchase its common stock at exercise prices ranging from $1.89 to $2.06 per share, which have a five year maximum contractual life and which vest annually over a three year period from the date of grant, (2) 160,000 options to purchase its common stock with an exercise price of $1.89 per share to the Company’s President, which have a ten year maximum contractual life and which vest each fiscal quarter end over a three year period from the date of grant and (3) 50,000 options to purchase its common stock with an exercise price of $1.89 per share to a non-employee service provider, which have a five year maximum contractual life and which fully vest after one year from the date of grant.

Also during the three months ended June 30, 2006, the Company modified 100,000 stock options previously granted to the former CFO of the Company during 2005, such that the options will expire five years from the date of grant, as opposed to 90 days after termination. In connection with this modification, the Company recorded a charge of $0.1 million to selling, general and administrative expenses in the consolidated statement of operations for the three and six months ended June 30, 2006.

During the three months ended September 30, 2006, the Company issued, under the 2001 Stock Plan a total of 105,000 options to three employees to purchase its common stock at exercise prices ranging from $3.70 to $3.79 per share, which had a five year maximum contractual life and which vested annually over a three year period from the date of grant. These 105,000 options were subsequently cancelled during the three months ended December 31, 2006. Also during the three months ended September 30, 2006, a total of 75,000 options were issued to four independent Board of Director members to purchase its common stock at an exercise price of $3.76 per share and which have a ten year maximum contractual life. The Director options vest quarterly over one year beginning November 30, 2006. During the three months ended December 31, 2006, no options were issued under the 2001 Stock Plan.

2003 Stock Option and Stock Appreciation Rights Plan

On January 29, 2003, the Company’s Board of Directors approved the 2003 Stock Option and Appreciation Rights Plan (the “2003 Stock Plan”). The 2003 Stock Plan is discretionary and allows for an aggregate of up to 2,250,000 shares of the Company’s common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The 2003 Stock Plan is administered by the Company’s Board of Directors, who has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted. As of December 31, 2006, there were 2,135,000 options outstanding under the 2003 Stock Plan and 115,000 shares were available for issuance under the 2003 Stock Plan. No options were granted under the 2003 Stock Plan during the nine months ended September 30, 2006.

During the three months ended December 31, 2006, 355,000 options were issued under the 2003 Stock Plan, of which: (1) 30,000 options were issued to a newly elected independent member of the Board of Directors, with an exercise price of $3.47 and which vest one year from the date of grant, (2) 200,000 options were issued to two employees with exercise prices ranging from $3.25 to $3.49 per share and which vest annually over three years and (3) 125,000 options were issued to one employee with an exercise price of $3.49 per share, which vests upon the attainment of certain product cost reduction goals.

The 125,000 share option grant is considered a grant of a performance stock option. No compensation cost has been recorded for this grant as the Company does not currently believe that the vesting events are probable of occurrence. The grant performance criteria cannot be considered probable until, at the earliest, Isolagen Therapy production volumes are at commercial levels in the United States. Commercial production volumes will require FDA approval of the Isolagen Therapy. The grant date fair value of the award was approximately $0.2 million. This fair value of $0.2 million, or any portion thereof, will not be recognized as compensation expense until the vesting of the Performance Stock Option Grant becomes probable.

2005 Equity Incentive Plan

On April 26, 2005, the Company’s Board of Directors approved the 2005 Equity Incentive Plan (the “2005 Stock Plan”). The 2005 Stock Plan is discretionary and allows for an aggregate of up to 2,100,000 shares of the Company’s common stock to be awarded through incentive and non-qualified stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The 2005 Stock Plan is administered by the Compensation Committee of the Company’s Board of Directors, who has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted. As of December 31, 2006, there were 515,000 options outstanding and 1,502,986 outstanding restricted stock awards under the 2005 Stock Plan.

No stock options were issued under the 2005 Stock Plan during the three months ended March 31, 2006. During the three months ended June 30, 2006, the Company issued 400,000 options to purchase its common stock with an exercise price of $1.88 per share to the Company’s President. These options have a ten year maximum contractual life and the options shall vest, and no longer be subject to forfeiture, upon the occurrence of any of the following events: (i) upon the closing of the sale of substantially all of the assets of the Company or the reorganization, consolidation or the merger of the Company; provided that the event results in the payment or distribution of consideration valued in good faith by the Board of Directors at $25 per share or more; or (ii) upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of common stock of the Company at a price per share valued in good faith by the Board of Directors at $25 or more; or (iii) immediately following a “Stock Acquisition Date,” as that term is defined in the Rights Plan adopted by the Company on May 12, 2006 (provided that said rights are not subsequently redeemed by the Company or that the Rights Plan is not subsequently amended to preclude exercise of the rights issued thereunder, prior to the Distribution Date, as that term is defined in the Rights Plan), or (iv) at such other time as the Board of Directors, in its sole discretion, deems appropriate; provided in each case that the President is employed by the Company at the time of said event.

The 400,000 share option grant is considered a grant of a performance stock option. No compensation cost has been recorded for this grant (the “Performance Stock Option Grant”) as the Company does not currently believe that the vesting events are probable of occurrence. The grant date fair value of the award was approximately $0.6 million. This fair value of $0.6 million, or any portion thereof, will not be recognized as compensation expense until the vesting of the Performance Stock Option Grant becomes probable.

No stock options were issued under the 2005 Stock Plan during the three months ended September 30, 2006 or three months ended December 31, 2006.

Restricted Stock

During the three months ended March 31, 2006, the Company issued 126,750 shares of restricted stock awards to various employees. The restricted common stock vested quarterly over three years, beginning on March 31, 2006 and ending on December 31, 2008. On March 31, 2006, 10,557 shares of the 126,750 shares of restricted stock vested.

During the three months ended June 30, 2006, 2,752 shares of the restricted stock were cancelled due to terminations, 94,648 shares of restricted stock were cancelled in a Board approved exchange for 206,500 stock options (which were issued under the 2001 Plan) and 3,707 shares of restricted stock vested.

During the three months ended September 30, 2006, 1,708 shares of restricted stock vested. During the three months ended December 31, 2006, 15,002 shares were cancelled due to terminations and 42 shares of restricted stock vested. Compensation expense related to the restricted stock was less than $0.1 million for the year ended December 31, 2006. As of December 31, 2006, 334 shares of unvested restricted stock were outstanding, which vest quarterly through March 31, 2009.

Other Stock Options

During the three months ended March 31, 2006, the Company did not issue any options outside the 2001 Stock Plan, the 2003 Stock Plan or the 2005 Stock Plan. During the three months ended June 30, 2006, the Company issued (1) 2,000,000 options to purchase its common stock with an exercise price of $1.88 per share to the Company’s CEO, which have a ten year maximum contractual life and which vest each fiscal quarter end over a three year period from the date of grant, (2) 325,000 options to purchase its common stock with an exercise price of $1.87 per share to the Company’s CFO, which have a five year maximum contractual life and vest annually over a three year period from the date of grant and (3) 200,000 options to purchase its common stock with an exercise price of $1.87 per share to a separate employee, which have a five year maximum contractual life and vest annually over a three year period from the date of grant.

In addition, during the three months ended June 30, 2006 the Company issued 500,000 options to purchase its common stock with an exercise price of $1.88 per share to the Company’s CEO. These options have a ten year maximum contractual life and the options have identical vesting terms to the Performance Stock Option Grant issued to the Company’s President under the 2005 Stock Plan as described above. No compensation cost has been recorded for this grant as the Company does not currently believe that the vesting events are probable of occurrence. The grant date fair value of the award was approximately $0.7 million. This fair value of $0.7 million, or any portion thereof, will not be recognized as compensation expense until the vesting of the award becomes probable.

During both the three months ended September 30, 2006 and December 31, 2006, the Company did not issue any options outside the 2001 Stock Plan, the 2003 Stock Plan or the 2005 Stock Plan.

Equity Instruments Issued for Services

As of December 31, 2006, the Company has outstanding 603,600 warrants and options issued to non-employees under consulting and distribution agreements. The following sets forth certain information concerning these warrants and options:

	Vested	Unvested
Warrants and options outstanding	540,266	63,334
Vesting period	n/a	1-3 mos.
Range of exercise prices	$1.50-6.00	$1.89-6.00
Weighted average exercise price	$4.34	$2.76
Expiration dates	2009-2013	2009-2011

Expense related to these contracts was $0.2 million, $(0.2) million and $1.5 million during the years ended December 31, 2006, 2005 and 2004, respectively. The expense was calculated using the Black Scholes option-pricing model based on the following weighted average assumptions:

Expected life (years)	4.25-5 Years
Interest rate	4.0-4.97%
Dividend yield	—
Volatility	83.0-83.1%

Further, there were 688,256 warrants outstanding as of December 31, 2006 and December 31, 2005, which were primarily issued in connection with past equity offerings. During the years ended December 31, 2006, 2005 and 2004, there were 0, 60,000 and 246,913 warrants exercised, respectively. The proceeds from warrants exercised during the years ended December 31, 2005 and 2004 were $0.0 million and $0.1 million, respectively. The intrinsic value of warrants exercised in the years ended December 31, 2005 and 2004 were $0.4 million and $1.7 million, respectively.

Note 13—Certain Relationships and Related Transactions

Certain former officers of the Company, through affiliated companies, previously provided services to the Company. During 2003, these services consisted primarily of the following: (i) office space and laboratory facilities in Houston, Texas, a portion of which was provided at no charge to the Company through August 2003 (beginning in September 2003, the Company began paying a lease rate of approximately $1.80 per month per square foot), (ii) printing services, and (iii) computer and information technology systems support. As discussed in Note 10, the related party lease was terminated during the first quarter of 2005. Printing services and computer and information technology systems support services are no longer provided by related parties. During 2006, 2005 and 2004, the Company incurred total expenses for services provided by these related parties of $0.0 million, $0.1 million and $0.1 million, respectively. No amounts were payable at December 31, 2006 and 2005.

As discussed in Notes 8 and 10, in November 2004 the Company repurchased 2,000,000 shares of its common stock from Frank DeLape, who was then the Chairman of the Board of Directors, Michael Macaluso, a former director and the former President and Chief Executive Officer, Olga Marko, the former Senior Vice President and Director of Research, Michael Avignon, the former Manager of International Operations, and Timothy J. Till, a shareholder. The purchase price from the insiders, affiliates and founders of the Company listed above was $6.33 per share which represented a 5% discount from the closing price of the Company’s common stock on the American Stock Exchange on October 28, 2004, the date the offering of the 3.5% Subordinated Notes was priced. The purchase of the shares from the insiders was approved by a special committee of independent directors in partial reliance on a fairness opinion issued by an investment bank.

During 2005, the Company incurred research and development consulting costs of less than $0.1 million payable to Olga Marko, the former Senior Vice President and Director of Research.

Five of the Company’s current Board members and seven of the Company’s former officers and directors are named defendants in certain pending class action and derivative legal proceedings discussed in Note 10 above. During 2006, the Company advanced an aggregate of $0.9 million, or approximately $0.1 million per person, for legal expenses incurred on behalf of those five Board members and seven former officers and directors in connection with their defense in those proceedings. As of December 31, 2006, $0.5 million of that amount (approximately $46,000 per person) has been reimbursed by the Company’s insurance carriers.

Since June 2005, Mr. Ralph De Martino, a member of the Company’s Board of Directors, has been a member of the law firm Cozen O’Connor in the firm’s Washington, DC office.  From January 2003 until June 2005, Mr. De Martino was the managing partner of the Washington, DC office of the law firm Dilworth Paxson LLP. Fees paid by the Company to Cozen O’Connor during 2006, 2005 and 2004 were $0.4 million, $0.2 million and $0, respectively.  Fees paid by the Company to Dilworth Paxson LLP during 2006, 2005 and 2004 were $0, $0.4 million and $0.6 million, respectively.

Note 14—Segment Information and Geographical information

With the acquisition of Agera on August 10, 2006 (see Note 3), the Company now has two reportable segments: Isolagen Therapy and Agera. Prior to the acquisition of Agera, the Company reported one reportable segment. The Isolagen Therapy segment specializes in the development and commercialization of autologous cellular therapies for soft tissue regeneration. The Agera segment maintains proprietary rights to a scientifically-based advanced line of skincare products. The following table provides operating financial information for the continuing operations of the Company’s two reportable segments:

Year Ended December 31, 2006	Segment
	Isolagen Therapy	Agera	Consolidated
External revenue	$—	$384,389	$384,389
Intersegment revenue	—	—	—
Total operating revenue	—	384,389	384,389
Cost of revenue	—	194,197	194,197
Selling, general and administrative expense	12,600,305	574,655	13,174,960
Research and development expense	8,796,219	—	8,796,219
Management fee	(278,136)	278,136	—
Total operating expenses	21,118,388	852,791	21,971,179
Operating loss	(21,118,388)	(662,599)	(21,780,987)
Interest income	2,249,892	12,007	2,261,899
Interest expense	(3,899,239)	—	(3,899,239)
Minority interest	—	78,132	78,132
Income tax benefit	—	190,754	190,754
Segment loss	$(22,767,735)	$(381,706)	$(23,149,441)

Supplemental information related to continuing operations

Depreciation and amortization expense	$1,174,404	$125,616	$1,300,020
Capital expenditures	917,811	—	917,811
Equity awards issued for services	1,464,139	—	1,464,139
Amortization of debt issuance costs	749,240	—	749,240
Total assets	51,269,373	6,017,502	57,286,875
Property and equipment, net	4,331,605	—	4,331,605
Intangible assets, net	540,000	4,396,505	4,936,505

An intercompany receivable of $0.3 million, due from the Agera segment to the Isolagen Therapy segment, is eliminated during consolidation. This intercompany receivable is primarily due to the intercompany management fee charge and has been excluded from total assets of the Isolagen Therapy segment in the above table.

Geographical information concerning the Company’s continuing operations and assets is as follows:

	Revenue Year ended December 31,
	2006	2005	2004
United States	$150,945	$—	$—
United Kingdom	217,340	—	—
Other	16,104	—	—
	$384,389	$—	$—

	Property and Equipment, net As of December 31,
	2006	2005
United States	$4,331,605	$4,602,417

	Intangible Assets, net As of December 31,
	2006	2005
United States	$4,936,505	$540,000

Note 15—Summarized Quarterly Financial Data (unaudited)

For the following three-month periods ended	March 31	June 30	September 30	December 31
2006
Revenue	$—	$—	$141,428	$242,961
Cost of sales	—	—	72,444	121,753
Operating loss	(5,696,305)	(4,958,515)	(4,478,833)	(6,647,334)
Net loss from discontinued operations	(3,888,686)	(2,817,271)	(1,797,416)	(4,168,592)
Net loss	(9,917,451)	(8,131,714)	(6,671,880)	(11,100,361)
Net loss per share	$(0.33)	$(0.27)	$(0.22)	$(0.37)

For the following three-month periods ended	March 31	June 30	September 30	December 31
2005
Operating loss	$(4,480,963)	$(6,975,429)	$(6,277,667)	$(6,859,088)
Net loss from discontinued operations	(1,684,986)	(2,669,441)	(2,775,450)	(2,950,829)
Net loss	(6,431,206)	(9,989,213)	(9,267,067)	(10,090,098)
Net loss per share	$(0.21)	$(0.33)	$(0.31)	$(0.33)

Refer to Note 12, Equity-based Compensation, for a discussion of our adoption of SFAS 123(R) on January 1, 2006.

Note 16—Subsequent Event

On March 16, 2007, the Company agreed to enter into a separation, release and consulting agreement with Ms. Susan Ciallella, pursuant to which we and Ms. Ciallella mutually agreed that Ms. Ciallella would resign from her employment with Isolagen and as a director of Isolagen for personal reasons. Pursuant to the proposed agreement, Ms. Ciallella will receive the same benefits as set forth in her employment agreement as if such agreement had been terminated without cause or for good reason. In addition, Ms. Ciallella has agreed to provide consulting services to Isolagen with a total commitment of $300,000 to be paid over time, with additional services in excess of the contemplated commitment to be paid on an hourly basis. The proposed agreement will provide that Ms. Ciallella shall retain 75% of the performance option issued to her in June 2006, and that all other unvested options issued to Ms. Ciallella shall vest immediately.